Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

U.S. XPRESS ENTERPRISES, INC.

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

and

LIBERTY MERGER SUB INC.

Dated as of March 20, 2023

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS & INTERPRETATIONS

Section 1.1	Certain Definitions	2
Section 1.2	Additional Definitions	18
Section 1.3	Certain Interpretations	20
Section 1.4	Company Disclosure Letter	23

ARTICLE II

THE MERGER

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

Section 5.1	Affirmative Obligations	55
Section 5.2	Forbearance Covenants	56
Section 5.3	Consents for Covenant Forbearance; No Control	59
Section 5.4	No Solicitation of Acquisition Proposals	60

ARTICLE VI

ADDITIONAL COVENANTS

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1	Conditions to Each Party’s Obligations to Effect the Charter Amendment and the Merger	79
Section 7.2	Conditions to the Obligations of Parent and Merger Sub	80
Section 7.3	Conditions to the Company’s Obligations to Effect the Merger	81

ARTICLE VIII

TERMINATION

Section 8.1	Termination	82
Section 8.2	Manner and Notice of Termination; Effect of Termination	83
Section 8.3	Fees and Expenses	84

ARTICLE IX

GENERAL PROVISIONS

EXHIBITS

Exhibit A – Company Charter Amendment Certificate
Exhibit B – Surviving Corporation Articles of Incorporation
Exhibit C – Surviving Corporation Bylaws

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 20, 2023, by and among U.S. Xpress Enterprises, Inc., a Nevada corporation (the “Company”), Knight-Swift Transportation Holdings Inc., a Delaware corporation (“Parent”), and Liberty Merger Sub Inc., a Nevada corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party” and collectively as the “Parties.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A.            The Company Board has established a special committee of the Company Board, comprised solely of independent and disinterested directors (the “Company Special Committee”), to, among other things, (i) review, evaluate and negotiate a strategic transaction in which one or more significant stockholders of the Company may have an interest that is in addition to, and/or different from, the interests of the Company’s stockholders as a whole, and (ii) determine what action should be taken by the Company, if any, with respect to such transactions.

B.            The Company Special Committee has unanimously (i) determined that this Agreement, the Support Agreement, and the other transactions contemplated by this Agreement, including the Charter Amendment and the merger of Merger Sub with and into the Company (all such transactions, collectively, the “Merger”), with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”), are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Rollover Stockholders); (ii) adopted this Agreement pursuant to NRS 92A.120 and approved this Agreement, the Rollover Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Charter Amendment and the Merger, and determined that this Agreement, the Rollover Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Charter Amendment and the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Rollover Stockholders); (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Charter Amendment and the Merger upon the terms and subject to the conditions set forth in this Agreement; and (iv) resolved, subject to Section 5.4, to submit this Agreement and the Merger to the stockholders of the Company for their approval at a meeting of the Company Stockholders and recommend that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger and the approval of the Charter Amendment, in each case, in accordance with the NRS.

C.            Each of the board of directors of Parent and the board of directors of Merger Sub have (i) adopted this Agreement pursuant to NRS 92A.120 and approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iii) in the case of Merger Sub only, directed that this Agreement and the Merger be submitted to a vote of Merger Sub’s sole stockholder, which is an indirect Subsidiary of Parent; and (iv) in the case of Merger Sub only, recommended that Merger Sub’s sole stockholder vote in favor of the approval of this Agreement and the Merger in accordance with the NRS.

D.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent, a Subsidiary of Parent and the Rollover Stockholders are entering into a Rollover Agreement (the “Rollover Agreement”), wherein immediately prior to the Effective Time, the Rollover Stockholders shall transfer and contribute, directly or indirectly, a portion of the shares of Company Common Stock (the “Rollover Shares”) held by them to such Subsidiary of Parent as specified in the Rollover Agreement.

E.             Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub and the Company to enter into this Agreement, each of the Supporting Stockholders is granting to the members of the Company Special Committee (acting by a majority) (in their capacity as such, collectively, the “Proxy Holder”) an irrevocable proxy and entering into an agreement with the Proxy Holder and the Company (such proxy and agreement, collectively, the “Support Agreement”), pursuant to which, subject to the terms and conditions therein, and among other things, the Supporting Stockholders irrevocably appoint the Proxy Holder as their proxy to vote all of the shares of Company Common Stock owned by them in favor of the approval and adoption of this Agreement and the Merger and the approval of the Charter Amendment.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

Section 1.1          Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement (whether in effect as of the execution of this Agreement or executed after the execution of this Agreement) (i) containing terms no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, and (ii) that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with Section 5.4, it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any Acquisition Proposal.

(b) “Acquisition Proposal” means any inquiry, offer, proposal or indication of interest to the Company or the Company Board (or any committee thereof, including the Company Special Committee) or publicly made to the stockholders of the Company with respect to, or otherwise relating to, an Acquisition Transaction or possible Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)           any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates), whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power or economic interest of the equity securities of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power or economic interest of the equity securities of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii)          any direct or indirect license (other than non-exclusive licenses entered into in the ordinary course of business), lease, purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates) of assets (including equity securities of the Company’s Subsidiaries) constituting or accounting for more than 15 percent of the consolidated revenue, consolidated net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii)         any merger, consolidation, business combination, exchange, recapitalization, reorganization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its Subsidiaries after giving effect to which (A) any Person or Group (other than Parent or Merger Sub or any of their Affiliates) would (x) hold securities representing more than 15 percent of the total outstanding voting power or economic interest of the equity securities of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction or (y) acquire assets (including equity securities of the Company’s Subsidiaries) constituting or accounting for more than 15 percent of the consolidated revenue, consolidated net income or consolidated assets of the Company and its Subsidiaries, taken as a whole or (B) the stockholders of the Company immediately preceding such transaction hold less than 85 percent of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or economic interest, by contract or otherwise (provided that none of Parent or Merger Sub or any of their respective Subsidiaries shall be deemed to be Affiliates of (i) the Company or any of its Subsidiaries or (ii) any of the stockholder counterparties to the Support Agreement or the Rollover Agreement).

(e) “Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2022, set forth in the Company’s annual report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2022.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in (i) New York, New York, (ii) Las Vegas, Nevada or (iii) Phoenix, Arizona.

(h) “Bylaws” means the Third Amended and Restated Bylaws of the Company in effect as of the date of this Agreement.

(i) “Capitalization Date” means 5:00 p.m. on March 17, 2023.

(j) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

(k) “Charter” means the Third Amended and Restated Articles of Incorporation of the Company in effect as of the date of this Agreement.

(l) “Charter Amendment” means the amendment to the Charter in the form reflected in the Company Charter Amendment Certificate.

(m) “Chosen Courts” means the state courts of the State of Nevada sitting in Clark County, Nevada and any state appellate court therefrom within the State of Nevada (or, if such courts of the State of Nevada do not have subject matter jurisdiction, the United States District Court for the District of Nevada sitting in Clark County, Nevada).

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation, phantom equity, or other equity or equity-based award, performance award, incentive compensation, profit sharing, savings, retirement, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, employment, consulting, severance, separation or termination pay, post-employment welfare, retirement, retention, commissions, stay bonuses, change of control or transaction or other similar compensation, fringe, welfare or any other employee benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, that is maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise, including on account of an ERISA Affiliate.

(p) “Company Board” means the board of directors of the Company.

(q) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(r) “ Company Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

(s) “Company Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

(t)  “Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

(u) “Company Equity Plans” means the compensatory equity plans of the Company or any of its Subsidiaries that provide for the issuance of any Company Equity-Based Awards.

(v) “Company Equity-Based Award” means the Company RSUs, Company Restricted Shares, Company PSUs and Company Options.

(w) “Company IT Assets” means all software, systems, servers, websites, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment owned, licensed, leased or used and controlled by the Company or any of its Subsidiaries and operated by in the business the Company and its Subsidiaries as currently conducted.

(x) “ Company Material Adverse Effect” means any change, event, condition, development, effect, occurrence or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) has had or would reasonably be expected to prevent or materially delay the Company’s ability to consummate the Merger. With respect to clause (i) of the foregoing sentence, none of the following, and no Effects arising out of, relating to, or resulting from the following (in each case, by themselves or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)           changes in general economic conditions in the United States or any region thereof, or changes in conditions in the global economy generally (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(ii)          changes in conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any region thereof or globally, including (a) changes in interest rates or credit ratings in the United States or any other country; or (b) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(iii)         changes in general conditions in the trucking industry or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(iv)        changes in Law (including the interpretation thereof) or in regulatory, legislative or political conditions in the United States or any region thereof or globally (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(v)         changes in any geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism), military actions or acts of armed hostility (including, in each case, any escalation or worsening of any of the foregoing) anywhere in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(vi)        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, volcanic eruptions, nuclear incidents or other natural or man-made disasters or weather conditions or other force majeure events anywhere in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(vii)            pandemics (including the COVID-19 pandemic and the taking of any COVID-19 Measures), epidemics, plagues, contagious disease outbreaks, public health emergencies or other comparable events (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(viii)           the execution, announcement or performance of this Agreement (including with respect to the identity of Parent, Merger Sub or any of their respective Affiliates) or the pendency or consummation of the Charter Amendment or the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person (provided that the exception in this clause (viii) shall not apply to any representation or warranty contained in Section 3.5, Section 3.6 or any other representation or warranty of the Company that speaks directly to the effect of the execution or delivery of this Agreement, the performance of covenants or obligations under this Agreement, and/or the consummation of the Charter Amendment or the Merger);

(ix)              any action taken or refrained from being taken by the Company or any of its Subsidiaries, in each case, at the express written direction, or with the prior written consent, of Parent or Merger Sub (including by email) or as expressly required by this Agreement;

(x)               changes or proposed changes in GAAP or other accounting standards or Law (or the official interpretation of any of the foregoing) (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other asset-based truckload carriers operating in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xi)              changes in the price or trading volume of the Company Class A Common Stock, in each case in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded under this definition);

(xii)             any failure, in and of itself, by the Company and its Subsidiaries to meet (a) any estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (b) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause (a) or (b) may be deemed to constitute a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent not otherwise excluded under this definition); or

(xiii)            any Transaction Litigation in respect of which the Company has complied in all material respects with Section 6.14.

(y) “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Equity Plans, other than the ESPP.

(z) “Company Owned Intellectual Property” means any Intellectual Property that is owned, or purported to be owned, by the Company or any of its Subsidiaries.

(aa) “Company Owned Real Property Leases” means all leases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Company Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any of its Subsidiaries thereunder.

(bb) “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

(cc) “Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

(dd) “Company Registered Intellectual Property” means all of the Company Owned Intellectual Property that is Registered Intellectual Property.

(ee) “Company Related Parties” means, collectively, (i) the Company and its Subsidiaries; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.

(ff) “Company Restricted Shares” means shares of Company Common Stock granted under a Company Equity Plan, or issued upon “early exercise” of an option granted under a Company Equity Plan, that remain subject to one or more unsatisfied vesting or vesting-equivalent forfeiture or repurchase conditions.

(gg) “Company Special Committee Financial Advisor” means J.P. Morgan Securities LLC.

(hh) “Company Stockholders” means the holders of shares of Company Common Stock.

(ii) “Company Termination Fee” means an amount in cash equal to $12,600,000; provided, however, that in the event the Company Termination Fee becomes payable as a result of the termination of this Agreement prior to the Reduced Termination Fee End Time by the Company pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, then the “Company Termination Fee” means an amount in cash equal to $6,300,000.

(jj) “Confidentiality Agreement” has the meaning set forth on Section 1.1(jj) of the Company Disclosure Letter.

(kk) “Consent” means any consent, approval, clearance, waiver, Permit or order.

(ll) “Continuing Employees” means employees employed by the Company or its Subsidiaries immediately prior to the Effective Time who continue to be so employed as of immediately following the Effective Time.

(mm) “Contract” means any binding contract, lease, license, indenture, note, bond, agreement or other binding instrument.

(nn) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(oo) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, including, in each case, any changes in any such Law, directive, guidance, response or recommendation and any actions taken, or not taken, by the Company or any of its Subsidiaries to extent that such action (or non-action) is reasonably necessary to ensure compliance by the Company and its Subsidiaries and its and their respective directors, officers and employees with any such Laws, directives, guidelines, responses or recommendations.

(pp) “Credit Agreement” means the Credit Agreement, dated as of January 28, 2020, by and among the Company and certain Subsidiaries of the Company, as borrowers, certain other of the Company’s direct and indirect wholly owned subsidiaries as guarantors, and Bank of America, N.A., as administrative agent, swingline lender, and L/C issuer.

(qq) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance as of the date hereof in the form made available by the Company to Parent prior to the date hereof.

(rr) “Deferred Payroll Taxes” means (i) any “applicable employment taxes” the payment of which has been deferred pursuant to Section 2302 of the CARES Act and (ii) any payroll Tax liability deferred from a taxable period (or portion thereof) prior to the Closing and payable following the Closing.

(ss) “DGCL” means the General Corporation Law of the State of Delaware.

(tt) “DOJ” means the United States Department of Justice.

(uu) “Environmental Law” means all applicable foreign, federal, national, state, provincial or local Laws relating to pollution, public health and safety (with respect to exposure to Hazardous Substances) or worker health and safety (including with respect to exposure to Hazardous Substances), and protection of the environment or natural resources (including ambient or indoor air, surface water, groundwater, land surface or subsurface strata).

(vv) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ww) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(xx) “ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

(yy) “Exchange Act” means the Securities Exchange Act of 1934.

(zz) “Exchange Ratio” means a fraction (i) the numerator of which is the Per Share Price and (ii) the denominator of which is the Parent Stock Price, rounded to four decimal places (with amounts 0.00005 and above rounded up).

(aaa) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(bbb) “FTC” means the United States Federal Trade Commission.

(ccc) “GAAP” means generally accepted accounting principles in the United States.

(ddd) “Government Contract” means any Contract that is between the Company or any of its Subsidiaries on the one hand and a Governmental Authority on the other or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(eee) “Governmental Authority” means (i) any federal, national, state, provincial or local, whether domestic or foreign, government, authority, or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Tax authority or trans-governmental or supranational entity or authority), minister or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any court of competent jurisdiction, arbitrator or arbitral body (public or private), stock exchange, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational, including in each case, any political subdivision thereof.

(fff) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(ggg) “Hazardous Substance” means any substance, material or waste for which liability or standards of conduct may be imposed under, or that is otherwise characterized or regulated by a Governmental Authority pursuant to, any Environmental Law as “hazardous,” a “pollutant,” a “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances and friable asbestos.

(hhh) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(iii) “Incidental License” means any (i) permitted use right to confidential information in a non-disclosure agreement; (ii) Contract for commercially-available software that is generally licensed under standard license or subscription terms; or (iii) non-exclusive license that is not material to the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries and merely incidental to the transaction contemplated in the Contract, the commercial purpose of which is primarily for something other than such license, such as any: (A) Contract for the sale of advertising; (B) sales or marketing or similar Contract that includes a license to use the trademarks and copyrights of the Company or any of its Subsidiaries for the purposes of promoting products or services; and (C) vendor Contract that includes permission for the vendor to identify the Company or any of its Subsidiaries as a customer of the vendor.

(jjj) “Indebtedness” means, with respect to any Person, at a particular time of determination, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized finance and operating lease obligations of such Person required to be reflected on such Person’s balance sheet in accordance with GAAP and all obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables); (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all liabilities and obligations for unfunded defined benefit pension or similar plans or arrangements; (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type descried in clauses (i) through (v); (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (viii) reimbursement obligations with respect to letters of credit, bank guarantees, and other similar contractual obligations, to the extent drawn, entered into by or on behalf of such Person.

(kkk) “Intellectual Property” means all intellectual property and proprietary rights anywhere in the world, including: (i) patents and applications therefor, inventions (whether or not reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other corresponding rights in work of authorship (“Copyrights”); (iii) trademarks, trade names, corporate names, logos, and service marks, and trademark and service mark registrations and applications therefor and corresponding rights in indicia of origin together with the goodwill associated therewith (“Marks”); (iv) trade secrets rights and corresponding rights in confidential information and know-how (“Trade Secrets”); (v) moral rights; (vi) rights in software; and (vii) any similar, corresponding or equivalent rights to any of the foregoing.

(lll) “International Employee Plan” means each Company Benefit Plan that is maintained primarily for the benefit of any Service Provider whose primary work location is based outside of the United States.

(mmm) “Intervening Event” means any Effect, or any material consequence of such Effect, occurring after the date of this Agreement, that (i) was not known or reasonably foreseeable, in each case based on facts known to the Company Special Committee as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal, (B) any change in the Company Common Stock price, in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant to this definition), or (C) the fact that the Company’s performance exceeds (x) any public estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (y) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of such performance may be taken into consideration with respect to clauses (x) and (y) unless otherwise excluded pursuant to this definition).

(nnn) “IRS” means the United States Internal Revenue Service.

(ooo) “Knowledge” means, with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(ooo) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have knowledge of the matter in question.

(ppp) “Landlord Leases” means the Leased Real Property Subleases and the Company Owned Real Property Leases.

(qqq) “Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, order, judgment, decree, injunction, ruling, award, writ, ordinance or stock exchange rule or listing requirement of any Governmental Authority.

(rrr) “Leased Real Property Subleases” means all subleases, licenses or other agreements (together with all amendments and modifications thereto) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Company Leased Real Property or material portion thereof.

(sss) “Legal Proceeding” means any claim, action, charge, lawsuit, complaint, investigation, audit, prosecution, suit, inquiry, litigation or other similarly formal enforcement, regulatory, administrative or other legal proceeding brought or initiated by or pending before any Governmental Authority, arbitrator or other tribunal.

(ttt) “Lookback Date” means January 1, 2021.

(uuu) “Material Contract” means any of the following Contracts:

(i)                any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries;

(ii)               any material Contract with any of the top 20 customers of the Company or its Subsidiaries, taken as a whole, measured by the annual revenue of the Company and its Subsidiaries for the 12 months ending December 31, 2022, attributable to any such customer;

(iii)              any material Contract with any of the top 15 suppliers to the Company and its Subsidiaries, taken as a whole, determined on the basis of expenditures by the Company and its Subsidiaries, taken as a whole, for the 12 months ending December 31, 2022;

(iv)             any Contract containing any covenant or other provision (A) prohibiting or materially limiting (or purporting to prohibit or limit) the right of the Company or any of its Subsidiaries to engage in or to compete with any Person, in any line of business, or in any geographic area, (B) granting the other party or any other Person, or would require (or purports to require) the Company or any of its Subsidiaries to grant to the other party or any other Person “most favored nation” status, (C) containing (or purporting to contain) any “exclusivity provision”, right of first refusal, right of first negotiation or offer, or similar material covenants, or (D) materially restricting (or purporting to restrict) the right of the Company or any of its Subsidiaries to sell to or purchase from any Person or to hire or engage any Person in a manner that materially affects the business of Company, other than, in each case, any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(v)              any Contract (A) relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests by the Company or any of its Subsidiaries (in one or a series of transactions) (x) with a value greater than $5,000,000 after the date of this Agreement other than dispositions or acquisitions of inventory, supplies and equipment in the ordinary course of business or (y) pursuant to which the Company has any outstanding indemnification, earn-out or other similar material liabilities or obligations; or (B) pursuant to which the Company or any of its Subsidiaries is required to, or has the right to, acquire any ownership interest in, or make any material loans, advances or capital contributions to, any Person (other than any Subsidiary of the Company) after the date of this Agreement;

(vi)             any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the incurrence of Indebtedness or extension of credit, in one or a series of transactions, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) pursuant to the Credit Agreement in the ordinary course of business; and (C) loans to wholly-owned Subsidiaries of the Company in the ordinary course of business;

(vii)            any Landlord Lease or Leased Real Property Lease;

(viii)           any joint venture, legal partnership or similar material Contract that includes the sharing of profits and losses with another Person (other than solely between or among the Company and any of its wholly owned Subsidiaries);

(ix)              any Contract with respect to any material Intellectual Property rights pursuant to which the Company or any of its Subsidiaries is a licensee or licensor (other than Incidental Licenses); and

(x)               any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement.

(vvv) “NRS” means the Nevada Revised Statutes.

(www) “NYSE” means the New York Stock Exchange.

(xxx) “Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

(yyy) “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

(zzz) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to prevent or materially impair or materially delay Parent or Merger Sub’s ability to consummate the Merger.

(aaaa) “Parent Related Parties” means, collectively, (i) Parent or Merger Sub; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub.

(bbbb) “Parent Stock Price” means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by Parent and the Company) for the ten consecutive trading days ending with the last trading day ending immediately prior to the Closing Date.

(cccc) “Permit” means any permits, licenses, registrations, certificates, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

(dddd) “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent, or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests incurred in the ordinary course of business that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations entered into in the ordinary course of business; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) conditions, defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the Company’s or its Subsidiaries’ current use or occupancy of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (ix) non-exclusive licenses to Company Intellectual Property in the ordinary course of business; (x) statutory, common law or contractual liens of landlords under real property leases; (xi) liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xii) liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries; (xiii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (xii); and (xiv) liens (other than liens securing Indebtedness for borrowed money), defects or irregularities in title that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries.

(eeee) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ffff) “Personal Information” means any data or information that is defined as “personal information,” “personally identifiable information,” “personal data,” or any equivalent term under applicable Privacy Laws, including any such information that identifies or is reasonably capable of being associated with, directly or indirectly, with a particular individual or household.

(gggg) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to, and in accordance with, Article VIII and (ii) Effective Time.

(hhhh) “Privacy Laws” means all applicable Laws, governmental orders, and regulations issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information.

(iiii) “Process” means the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

(jjjj) “Reduced Termination Fee End Time” means 11:59 p.m. on the later of (i) May 4, 2023 and (ii) in the event that any Notice Period properly commenced pursuant to Section 5.4(d)(ii)(3) begins on or prior to May 4, 2023, the next Business Day following the expiration of such Notice Period (as it may be extended pursuant to Section 5.4(d)(ii)(4)).

(kkkk) “Registered Intellectual Property” means all (i) issued Patents and published applications therefor; (ii) registered Marks; and (iii) registered Copyrights.

(llll) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, attorneys, representatives and advisors of a Party.

(mmmm) “Requisite Stockholder Approval” means, collectively, the Statutory Stockholder Approvals and the Additional Approval Condition.

(nnnn) “Rollover Stockholders” means, collectively, Max L. Fuller; FSBSPE 1, LLC; FSBSPE 2, LLC; FSBSPE 3, LLC; Fuller Family Enterprises, LLC; William E. Fuller; Max L. Fuller 2008 Irrevocable Trust FBO William E. Fuller; and Max Fuller Family Limited Partnership.

(oooo) “Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).

(pppp) “Sanctioned Person” means any Person that is the subject or target of Sanctions, including: (i) any Person listed on any U.S. or non-U.S. sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions-related list maintained by OFAC or the U.S. Department of State; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by any Person or Persons described in clause (i); or (iii) any Person located, organized, or resident in a Sanctioned Country.

(qqqq) “Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council.

(rrrr) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ssss) “SEC” means the United States Securities and Exchange Commission.

(tttt) “Securities Act” means the Securities Act of 1933.

(uuuu) “Service Provider” means any current or former employee, officer, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(vvvv) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(wwww) “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the Merger (taking into account (i) any revisions to this Agreement and the Transaction Documents made or proposed in writing by Parent prior to the time of such determination; (ii) the availability of financing (to the extent applicable), likelihood of consummation in accordance with the terms of such Acquisition Proposal and regulatory considerations; and (iii) those other factors and matters deemed relevant in good faith by the Company Special Committee, which factors may include the (A) identity of the Person making the proposal; and (B) legal, financial, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent” and all references to “85 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(xxxx) “Supporting Stockholders” means the Rollover Stockholders.

(yyyy) “Tax” means all federal, state, local or non-U.S. income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum taxes, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority, whether disputed or not.

(zzzz) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, or similar filings, including any attachments thereto and amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(aaaaa) “Transaction Documents” means, collectively, this Agreement, the Support Agreement, the Rollover Agreement, the Confidentiality Agreement, and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.

(bbbbb) “Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating, directly or indirectly, to the Merger, including any Legal Proceeding based on allegations or assertions (x) that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the Company Special Committee, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries or (y) any misrepresentation or omission in the Proxy Statement or any other communications to the Company Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates with respect to the Transaction Documents and the Merger.

(ccccc) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

(ddddd) “Willful Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual knowledge that the taking of such act or failure to take such act would cause, or constitute, a breach of the relevant covenant, representation, warranty or other agreement.

Section 1.2               Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Additional Approval Condition	3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Anti-Bribery Laws	3.22(c)
Articles of Merger	2.4(a)
Certificates	2.9(c)(i)
Charter Amendment Effective Time	2.3
Closing	2.5
Closing Date	2.5
Company	Preamble
Company Charter Amendment Certificate	2.1
Company Disclosure Letter	1.4
Company Intellectual Property	3.17(b)
Company Leased Real Property	3.15(b)
Company Option	2.8(c)(i)
Company Owned Real Property	3.15(a)
Company PSU	2.10(c)(i)
Company Recommendation	3.3(a)

Term	Section Reference
Company Recommendation Change	5.4(c)(i)
Company RSU	2.10(a)(i)
Company SEC Reports	3.8(d)
Company Securities	3.7(b)
Company Special Committee	Recitals
Company Stockholder Meeting	6.4(a)
Converted PSU Award	2.10(c)(ii)
Converted Restricted Share Award	2.10(b)
Converted RSU Award	2.10(a)(ii)
Copyrights	1.1(kkk)
Covenant Exceptions	5.1(a)
Data Privacy/Security Requirements	3.17(g)
Effect	1.1(x)
Effective Time	2.4(b)
Electronic Delivery	9.13
Enforcement Expenses	8.3(d)
Ex-Im Laws	3.22(c)
Exchange Fund	2.9(b)
Excluded Arrangements	6.10(a)
FHWA	3.21(b)
Financing	6.5(a)
FMCSA	3.21(b)
Indemnified Party Proceeding	6.9(b)
Indemnified Persons	6.9(a)
Labor Agreements	3.20(a)
Leased Real Property Leases	3.15(b)
Marks	1.1(kkk)
Maximum Premium	6.9(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Stockholder Approval	6.16
Net Debt	5.2(h)(i)
New Plans	6.9(a)
Notice Period	5.4(d)(ii)(3)
Old Plans	6.9(a)
Owned Company Shares	2.9(a)(ii)
Parent	Preamble
Party or Parties	Preamble
Patents	1.1(kkk)
Payment Agent	2.9(a)
Per Share Price	2.9(a)(iii)
Proxy Holder	Recitals
Proxy Statement	6.3(a)
Required Permits	3.20(c)
Restraint	7.1(b)

Term	Section Reference
Rollover Agreement	Recitals
Rollover Shares	Recitals
Statutory Charter Amendment Stockholder Approvals	3.4(a)
Statutory Merger Stockholder Approval	3.4(a)
Statutory Stockholder Approvals	3.4(a)
Support Agreement	Recitals
Surviving Corporation	Recitals
Tail Policy	6.9(b)
Termination Date	8.1(b)
Trade Secrets	1.1(kkk)
Transaction Matters	9.11(a)
Uncertificated Shares	2.9(c)(ii)
Union	3.20(a)
Vested Company PSU	2.10(c)(i)
Vested Company RSU	2.10(a)(i)

Section 1.3               Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(f) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(g) References to Persons. References to any Person (including any Party) include references to such Person’s predecessors and successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(h) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(j) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, and statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract, and any amendments, modifications, supplements, exhibits, schedules, annexes, statements of work, riders and other documents attached thereto, provided that with respect to the agreements and Contracts scheduled in the Company Disclosure Letter, solely to the extent made available to Parent prior to the date hereof.

(k) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if there is a specific reserve, accrual or other similar item underlying a number on such balance sheet or financial statements and it is apparent from the face of such balance sheet or financial statement (including the notes thereto) that the reserve, accrual or similar item is specifically related to the subject matter of such representation or warranty.

(l) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(m) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in Phoenix, Arizona.

(n) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (iv) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(o) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(p) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(q) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(r) Nature of Information Disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business.

(s) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(t) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date of this Agreement by being (i) posted to the virtual data room managed by the Company in connection with the Merger, (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database or (iii) as electronically delivered via email by the Company’s outside counsel to Parent’s outside counsel, in each case, solely to the extent made available by 3:00 p.m. on the date hereof.

(u) Covenants. References to covenants in this Agreement are not limited to the matters included in Article V and Article VI, but also include all other covenants of the Parties in this Agreement.

Section 1.4               Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company or Parent and Merger Sub, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company or Parent and Merger Sub, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II
THE MERGER

Section 2.1               The Charter Amendment. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Charter Amendment Effective Time, the Charter as in effect immediately prior to the Charter Amendment Effective Time will be amended as set forth in the certificate attached as Exhibit A hereto (the “Company Charter Amendment Certificate”), and, the Charter, as so amended, will be the articles of incorporation of the Company until thereafter amended in accordance with the applicable provisions of this Agreement, the NRS and such articles of incorporation, subject to the provisions of Section 6.9(a).

Section 2.2               The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the NRS, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the Surviving Corporation of the Merger and an indirect Subsidiary of Parent.

Section 2.3               The Charter Amendment Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall cause the Company Charter Amendment Certificate to be duly executed and filed with the Nevada Secretary of State in accordance with the relevant provisions of the NRS. The Charter Amendment shall become effective upon the filing of the Company Charter Amendment Certificate with the Office of the Nevada Secretary of State of the State, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Company Charter Amendment Certificate in accordance with the NRS (the effective time of the Charter Amendment is referred to as the “Charter Amendment Effective Time”); provided that in no event shall the Charter Amendment Effective Time occur simultaneously with or after the Effective Time.

Section 2.4               The Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Merger Sub and the Company shall cause articles of merger with respect to the Merger prepared and executed in accordance with the relevant provisions of the NRS (the “Articles of Merger”) to be executed and filed with the Office of the Nevada Secretary of State.

(b) The Merger shall become effective upon the filing of the Articles of Merger with the Office of the Nevada Secretary of State, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger in accordance with the NRS (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.5               The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger shall take place at a closing (the “Closing”) (a) via the remote electronic exchange of electronic copies of documents and signatures (including by Electronic Delivery), on a date to be agreed upon by Parent and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions at the Closing); or (b) such other time, location and date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.6               Effect of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities obligations, restrictions, disabilities and duties of each of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the NRS. This Agreement (excluding the Company Disclosure Letter) constitutes a “plan of merger” as contemplated by NRS 92A.100.

Section 2.7               Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) Articles of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), the Charter as amended by the Charter Amendment will be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended and restated, will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the NRS and such articles of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a), the bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the NRS, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.8               Directors and Officers of the Surviving Corporation.

(a) Directors. At the Effective Time, the only directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Officers. At the Effective Time, the only officers of the Surviving Corporation will be officers of the Company as of immediately prior to the Effective Time (other than such officers of the Company in respect of which Parent provides written notice to the Company prior to Closing that such Person shall not be an officer of the Surviving Corporation at the Effective Time), each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 2.9               Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of Parent, Merger Sub or the Company:

(i)               each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(ii)              each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub (including the Rollover Shares), in each case, as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor; and

(iii)             each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Company Restricted Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $6.15, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.13).

(b) Rollover Shares. The Rollover Shares shall not be entitled to receive the Per Share Price and shall, immediately prior to the Closing, be contributed to a Subsidiary of Parent pursuant to the terms of the Rollover Agreement and treated in accordance with Section 2.9(a)(ii).

(c) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to fully reflect the effect of any stock split, reverse stock split, stock distribution or stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(d) No Dissenter’s Rights. Pursuant to NRS 92A.390, no holder of any shares of Company Capital Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with the transactions contemplated by this Agreement, including the Merger.

Section 2.10             Equity Awards / ESPP.

(a) Company RSUs.

(i)               Vested Company RSUs. At the Effective Time, each outstanding restricted stock unit granted pursuant to a Company Equity Plan that is subject to time-based vesting only (a “Company RSU”) and that is vested immediately prior to the Effective Time (but not yet settled) or that vests solely as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment.

(ii)              Unvested Company RSUs. At the Effective Time, each award of Company RSUs (or portion thereof) that is not a Vested Company RSU will, automatically and without any required action on the part of the holder thereof, be assumed by Parent and converted into an award of restricted stock units denominated in shares of Parent Common Stock (a “Converted RSU Award”). Except as otherwise agreed by the holder and Parent, each Converted RSU Award assumed and converted pursuant to this Section 2.10 will continue to have, and will be subject to, the same terms and conditions (including vesting, acceleration and forfeiture provisions) as applied to the corresponding award of Company RSUs immediately prior to the Effective Time, except (A) such award shall cover that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the unvested portion of the corresponding award of Company RSUs at the Effective Time multiplied by (y) the Exchange Ratio and (B) as to terms (x) rendered inoperative by reason of the transactions contemplated by this Agreement, or (y) such other immaterial administrative or ministerial changes as Parent’s board of directors may determine in good faith are appropriate to effectuate the administration of the Converted RSU Award.

(b) Company Restricted Shares. At the Effective Time, each outstanding award of Company Restricted Shares (or portion thereof) that is unvested immediately prior to the Effective Time and that will not vest as a result of the consummation of transactions contemplated by this Agreement will, automatically and without any required action on the part of the holder thereof, be assumed by Parent and converted into an award of restricted shares denominated in shares of Parent Common Stock (a “Converted Restricted Share Award”). Except as otherwise agreed by the holder and Parent, each Converted Restricted Share Award assumed and converted pursuant to this Section 2.10 will continue to have, and will be subject to, the same terms and conditions (including vesting, acceleration and forfeiture provisions) as applied to the corresponding award of Company Restricted Shares immediately prior to the Effective Time, except (A) each Converted Restricted Share Award shall cover that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such award of Company Restricted Shares multiplied by (y) the Exchange Ratio and (B) as to terms (x) rendered inoperative by reason of the transactions contemplated by this Agreement, or (y) such other immaterial administrative or ministerial changes as Parent’s board of directors may determine in good faith are appropriate to effectuate the administration of the Converted Restricted Share Award.

(c) Company PSUs.

(i)               Vested Company PSUs. At the Effective Time, each outstanding restricted stock unit granted pursuant to a Company Equity Plan that is subject to outstanding performance-based vesting (a “Company PSU”) and that is vested (but not yet settled) at the Effective Time or that vests solely as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company PSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Vested Company PSU immediately prior to the Effective Time (as determined in accordance with the terms of the applicable award agreement) multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment.

(ii)              Unvested Company PSUs. At the Effective Time, each outstanding award of Company PSUs (or portion thereof) that is not a Vested Company PSU will, automatically and without any required action on the part of the holder thereof, be assumed by Parent and converted into an award of restricted stock units denominated in shares of Parent Common Stock (a “Converted PSU Award”). Except as otherwise agreed by the holder and Parent, each Converted PSU Award assumed and converted pursuant to this Section 2.10 will continue to have, and will be subject to, the same terms and conditions (including time-based vesting, acceleration and forfeiture provisions) as applied to the corresponding award of Company PSUs immediately prior to the Effective Time, except (A) such award shall cover that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the unvested portion of the corresponding award of Company PSUs at the Effective Time (with, for the avoidance of doubt, the performance-based vesting conditions deemed satisfied at 100% of target level of achievement) multiplied by (y) the Exchange Ratio and (B) as to terms (x) rendered inoperative by reason of the transactions contemplated by this Agreement (including any performance-based vesting conditions), or (y) such other immaterial administrative or ministerial changes as Parent’s board of directors may determine in good faith are appropriate to effectuate the administration of the Converted PSU Award.

(d) Company Options. All Company Options will be cancelled at the Effective Time for no consideration or payment.

(e) Payment Timing. As promptly as reasonably practicable following the Closing Date, but in no event later than the second regularly scheduled payroll date following the Closing Date, the applicable former holders of Vested Company RSUs and Vested Company PSUs will receive a payment from the Surviving Corporation. Notwithstanding anything herein to the contrary, with respect to any Company Equity-Based Award, Converted RSU Award or Converted PSU Award that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code, payments will be made at the time(s) permitted under the applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(f) Necessary Further Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will take all action reasonably necessary to give effect to this Section 2.10 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Promptly after the Effective Time (but in no event later than 15 Business Days following the Effective Time), if available for use by Parent, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating the shares of Parent Common Stock issuable with respect to assumed Company Equity-Based Awards under this Section 2.10.

(g) Treatment of ESPP. On or as soon as practicable following the date of this Agreement, the Company will take all actions that are reasonably necessary to (i) provide that no new participants will commence participation in the ESPP after the date of this Agreement; (ii) provide that no payroll contributions or separate non-payroll contributions may be made on or following the date of this Agreement; (iii) provide that no new offering period or purchase period will commence or be extended pursuant to the ESPP, in each case, after the date of this Agreement; (iv) cause any outstanding offering period or purchase period under the ESPP to be terminated prior to the next Purchase Date (as defined in the ESPP) occurring after the date of this Agreement; (v) provide that no shares of Company Common Stock will be issued under the ESPP following the date of this Agreement; and (vi) cause all amounts then credited to participants’ accounts to be returned to the participants (without interest thereon) as soon as administratively practicable. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

Section 2.11             Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.9, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.9. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the aggregate cash amounts contemplated by Section 2.9; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the aggregate cash amounts contemplated by Section 2.9 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.9. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i)               Certificated Shares. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.9, (A) a letter of transmittal in customary form and reasonably acceptable to the Company (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavits of loss in lieu thereof as provided in Section 2.13)); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.9. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.13) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.11(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.9.

(ii)              Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.9. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.9 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.11(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.9.

(d) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the aggregate consideration payable pursuant to Section 2.9 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(e) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine months after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to Section 2.11(c) will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.9.

Section 2.12             No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.9. The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.11(c)) be cancelled and exchanged as provided in this Article II.

Section 2.13             Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit in customary form of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.9. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.14             Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, and any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. If the Payment Agent, Parent, the Company, or the Surviving Corporation determines that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), the Payment Agent, Parent, the Company, or the Surviving Corporation, as the case may be, will consider in good faith any forms or documentation timely provided to obtain exemptions from, or reductions of, any Taxes required to be withheld from amounts payable pursuant to this Agreement.

Section 2.15             Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to vest the Surviving Corporation with the full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports filed publicly no later than one Business Day prior to the date of this Agreement (other than (i) with respect to Section 3.2, Section 3.3, Section 3.4 or Section 3.7, or (ii) any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) subject to the terms of Section 1.3(t), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1               Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company (a) has the requisite corporate power and authority to own, lease or operate its properties and assets and to conduct its business as it is presently being conducted, and (b) is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to have such power and authority or the failure to be so qualified or in good standing would not, individually or the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws.

Section 3.2               Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (i) execute and deliver this Agreement and the Support Agreement; (ii) perform its covenants and obligations under this Agreement and the Support Agreement; and (iii) subject to receiving the Requisite Stockholder Approval, effectuate the Charter Amendment and consummate the Merger. The effectuation of the Charter Amendment and the consummation of the Merger has been duly authorized by all necessary corporate action on the part of the Company, subject to receiving the Requisite Stockholder Approval. The execution and delivery of this Agreement and the Support Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement and the Support Agreement, and, subject to receiving the Requisite Stockholder Approval, the effectuation of the Charter Amendment and the consummation of the Merger and each of the other transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement or the Support Agreement by the Company; (ii) the performance by the Company of its covenants and obligations under this Agreement and the Support Agreement; or (iii) subject to the receipt of the Requisite Stockholder Approval, the effectuation of the Charter Amendment and the consummation of the Merger. This Agreement and the Support Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub and the Support Agreement by the applicable Supporting Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

Section 3.3               Company Special Committee Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Special Committee Approval. The Company Board has duly established the Company Special Committee and has granted and vested in it the power and authority of the Company Board to review, evaluate, negotiate, approve and adopt a transaction, including taking the actions set forth in the next sentence. The Company Special Committee has (i) determined that this Agreement, the Rollover Agreement, Support Agreement and the transactions contemplated hereby and thereby, including the Charter Amendment and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than the Rollover Stockholders); (ii) adopted this Agreement and approved and declared advisable this Agreement, the Rollover Agreement, the Support Agreement and the transactions contemplated by this Agreement, including the Charter Amendment and the Merger; (iii) approved the execution and delivery of this Agreement and the Support Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement and the Support Agreement, the effectuation of the Charter Amendment and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) resolved, subject to Section 5.4, to submit this Agreement and the Merger and the Charter Amendment to a vote of the Company Stockholders at a meeting of the Company Stockholders; (v) resolved, subject to Section 5.4, to recommend that the Company Stockholders vote in favor of the approval of this Agreement and the Merger and the approval of the Charter Amendment in accordance with the NRS (clause (v), the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof; and (vi) resolved to exercise the proxy granted pursuant to the Support Agreement at any such meeting of the Company Stockholders in accordance with the terms and conditions of the Support Agreement.

(b) Fairness Opinion. The Company Special Committee received the written opinion (or an oral opinion to be confirmed in writing) of the Company Special Committee Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, conditions, qualifications and assumptions set forth therein, the Per Share Price to be received by the holders of shares of the Company Common Stock (other than the holders of the Rollover Shares with respect to such shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of shares of the Company Common Stock. The Company shall, promptly following the execution and delivery of this Agreement, furnish a true, correct and complete written copy of such opinion to Parent on a non-reliance basis and solely for informational purposes.

(c) Anti-Takeover Laws. The Company Special Committee has taken all necessary actions so that the restrictions on business combinations set forth in the Charter and any other applicable “anti-takeover” Law (including, without limitation, NRS 78.378 to 78.3793, inclusive, and NRS 78.411 to 78.444, inclusive) will not be applicable to this Agreement, the Rollover Agreement, the Support Agreement, the transactions contemplated hereby and thereby, including the Merger.

Section 3.4               Requisite Stockholder Approval.

(a) Statutory Stockholder Approvals. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock (voting together as a single class, with the holders of Company Common Stock entitled to one vote for each share of Company Class A Common Stock and five votes for each share of Company Class B Common Stock, held by them) entitled to vote on this Agreement and the Merger and the affirmative vote of the holders of a majority of the outstanding shares of Company Class B Common Stock (voting as a single class) entitled to vote on this Agreement and the Merger (collectively, the “Statutory Merger Stockholder Approvals”) are the only votes of the holders of any class or series of Company Capital Stock that is required pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock (voting together as a single class, with the holders of Company Common Stock entitled to one vote for each share of Company Class A Common Stock, and five votes for each share of Company Class B Common Stock, held by them) entitled to vote on the Charter Amendment, the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock (voting as a single class) entitled to vote on the Charter Amendment and the affirmative vote of the holders of a majority of the outstanding shares of Company Class B Common Stock (voting as a single class) entitled to vote on the Charter Amendment (collectively, the “Statutory Charter Amendment Stockholder Approvals,” and together with the Statutory Merger Stockholder Approvals, the “Statutory Stockholder Approvals”) are the only votes of the holders of any class or series of Company Capital Stock that are required pursuant to applicable Law, the Charter or the Bylaws to consummate the Charter Amendment.

(b) Additional Approval Condition. In addition, the Merger shall be subject to the consent of the holders of a majority of the outstanding shares of Company Common Stock (excluding shares of Company Common Stock held by the Rollover Stockholders, any Family Member, Permitted Entity or Permitted Trust (each as defined in the Charter) of Max L. Fuller or William Eric Fuller, Parent and their respective Affiliates and the directors and executive officers of the Company), with each holder of Company Common Stock entitled for this purpose to cast a number of consents equal to the number of shares of Company Class A Common Stock and/or Company Class B Common Stock held by such holder, for purposes of the granting of this approval (the “Additional Approval Condition”).

Section 3.5               Non-Contravention. The execution and delivery of this Agreement and the Support Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement and the Support Agreement, and the effectuation of the Charter Amendment and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents will not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any Subsidiary of the Company; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, require any consent by any Person under, result in the termination of, accelerate the performance required by, result in the loss of a benefit under, or result in a right of termination or acceleration pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the effectuation of the Charter Amendment and the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, consents, terminations, accelerations, loss of benefits or liens that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6               Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement or the Support Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement or the Support Agreement; or (c) effectuation of the Charter Amendment and consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, except (i) the filing of the Articles of Merger and the Amended Company Charter Certificate with the Office of the Nevada Secretary of State; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, the NRS and the applicable rules and regulations of the SEC and the NYSE; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7               Company Capitalization.

(a) Capital Stock and Related Matters.

(i)                Authorized Capital Stock and Stock Reservation. The authorized capital stock of the Company consists of (A) 140,000,000 shares of Company Class A Common Stock; (B) 35,000,000 shares of Company Class B Common Stock; and (C) 9,333,333 shares of Company Preferred Stock. As of the Capitalization Date, the Company has reserved 7,984,327 shares of Company Class A Common Stock for issuance pursuant to the Company Equity Plans.

(ii)              Current Capitalization. As of the Capitalization Date, (A) 36,678,357 shares of Company Class A Common Stock were issued and outstanding, of which no shares constituted Company Restricted Shares; (B) 15,897,077 shares of Company Class B Common Stock were issued and outstanding; (C) no shares of Company Preferred Stock were issued and outstanding; (D) no shares of Company Class A Common Stock were held by the Company as treasury shares; (E) no shares of Company Class B Common Stock were held by the Company as treasury shares; (F) Company Equity-Based Awards (other than Company Options) representing the right to receive up to 3,789,149 shares of Company Class A Common Stock were outstanding; (G) there are no Company Options to acquire shares of Company Common Stock with an exercise price per share less than the Per Share Price outstanding; and (H) 2,300,000 shares of Company Class A Common Stock were reserved for issuance pursuant to the ESPP.

(iii)              Company Equity-Based Awards. Section 3.7(a)(iii) of the Company Disclosure Letter sets forth a complete and accurate list as of the Capitalization Date of all Company Equity-Based Awards granted under any Company Equity Plan or otherwise, indicating, with respect to each Company Equity-Based Award the following (as applicable): the holder’s name, the holder’s jurisdiction of residence, the type of award granted, the number of shares of Company Common Stock subject to such award (with the target and maximum number of shares of Company Common Stock subject to such award of Company PSUs), the Company Equity Plan under which such award was granted, the exercise or purchase price, date of grant, date of modification, vesting commencement date, vesting schedule, vested and unvested status, single- or double-trigger vesting provisions, whether such award is a nonqualified deferred compensation plan subject to Section 409A of the Code, and whether such award is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.

(iv)          Validity; No Other Issuances. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting, or settlement of Company Equity-Based Awards granted prior to the date of this Agreement, or the conversion of shares of Company Class B Common Stock into shares of Company Class A Common Stock pursuant to the terms of the Charter.

(b) No Other Company Securities. As of the Capitalization Date there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest (including any voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest (including any voting debt) in, the Company to which the Company or any of its Subsidiaries is a party or by which it is bound; and (viii) no other obligations by the Company or any of its Subsidiaries to make any cash settlements or payments based on the price or value of any Company Securities. Subject to the terms of the Charter, neither the Company nor any of its Subsidiaries is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(c) No Other Rights. Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

Section 3.8         Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization or formation of each Subsidiary of the Company and any joint ventures, partnerships, portfolio companies or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Each Subsidiary of the Company has the requisite corporate or entity power and authority to own, lease or operate its respective properties and assets and to carry on its respective business as it is presently being conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Subsidiary of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable (to the extent such concepts are applicable and recognized); and (ii) except as set forth on Section 3.8(b) of the Company Disclosure Letter, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest (including any voting debt) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted as on the date of this Agreement.

(c) No Other Interests in Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest (including any voting debt) in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company to any Person other than the Company or one of its wholly owned Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes or in Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any equity securities, ownership interest or voting interests of, or securities exchangeable or exercisable therefor, or investments in, any other Person that is not a wholly owned Subsidiary of the Company.

Section 3.9         Company SEC Reports. The Company has filed with or furnished to the SEC all forms, reports and documents that have been required to be filed by it pursuant to applicable Laws since the Lookback Date and prior to the date of this Agreement (such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. As of the date hereof, none of the Company SEC Reports (other than confidential treatment requests) is, to the Company’s Knowledge, the subject of ongoing SEC review.

Section 3.10       Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q or other rules and regulations of the SEC); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, with respect to unaudited quarterly financial statements, subject to normal year-end audit adjustments, which adjustments would not be material, individually or in the aggregate). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2022. Since the Lookback Date, and through the date of this Agreement, to the Knowledge of the Company, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2022, and conclude, after such assessment, that such system was effective. Each of the principal executive officer and principal financial officer of the Company has made all certifications required by the Sarbanes-Oxley Act to be made by him or her. Neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of March 17, 2023.

Section 3.11       No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after January 1, 2022 (none of which is a material Legal Proceeding or material obligation or liability which results from or was caused by any breach of Contract); or (d) that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12       Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since January 1, 2022 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Business Operations. Since January 1, 2022, through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business; and (ii) the Company has not taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 5.2(a), Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(g), Section 5.2(h), Section 5.2(j), Section 5.2(l), Section 5.2(m), Section 5.2(n) and Section 5.2(o).

Section 3.13       Material Contracts.

(a) Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date hereof and the Company has made available to Parent a true, correct and complete copy of each such Material Contract.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto and is in full force and effect and to the Company’s Knowledge is enforceable against each party thereto, except for such failures to be in full force and effect that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of or default pursuant to any Material Contract, and neither the Company nor, to the Knowledge of the Company, any other Person that is a party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would reasonably be expected to constitute a material breach of or default under any Material Contract or give rise to a right to terminate or modify in any material respect any Material Contract, except in any such event as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since December 31, 2021 to of the date of this Agreement, the Company has not waived in writing any rights under any Material Contract, the waiver of which would have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2021 to of the date of this Agreement, the Company has not received any written notice alleging any material violation or breach or default by the Company or its applicable Subsidiary under any Material Contract that has not since been resolved or cured. To the Knowledge of the Company, since December 31, 2021 to the date hereof, the Company has not received any notice in writing from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any such Material Contract.

Section 3.14       Government Contracts. Since the Lookback Date, neither the Company nor its Subsidiaries have (a) materially breached any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any material disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; or (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform. The Company and its Subsidiaries have established and maintain reasonably adequate internal controls for compliance with their respective Government Contracts. There are no material outstanding claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

Section 3.15       Real Property.

(a) Owned Real Property. Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Company Owned Real Property”) and the address for each parcel of Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee simple title to the Company Owned Real Property, free and clear of all liens, except for Permitted Liens.

(b) Leased Real Property. Section 3.15(b) of the Company Disclosure Letter sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied pursuant to a similar agreement (expressly excluding easements, rights of way and similar agreements) by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Company Leased Real Property”), and (ii) the address for each parcel of Company Leased Real Property. Each lease, sublease, or other occupancy agreement with respect to the Company Leased Real Property, including all amendments thereto (collectively the “Leased Real Property Leases”) is in full force and effect, and the Company Leased Real Property is not subject to any liens, other than Permitted Liens. The Company or any of its Subsidiaries, as the case may be, holds a good and valid leasehold estate in all Company Leased Real Property pursuant to the Leased Real Property Leases, and the Company Leased Real Property is not subject to any liens, other than Permitted Liens. As of the date hereof, the Company has delivered to or made available to Parent a true and complete copy of each Leased Real Property Lease.

(c) Landlord Leases. Section 3.15(c) of the Company Disclosure Letter contains a complete and accurate list of each Landlord Lease to which the Company or any of its Subsidiaries is a party as of the date hereof, the Company or Subsidiary that is party thereto, and the portion of the Company Real Property that is leased or subleased pursuant thereto.

(d)  Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Legal Proceedings in eminent domain, condemnation or other similar Legal Proceedings that are pending, (iii) to the Knowledge of the Company, there are no such Legal Proceedings threatened affecting any portion of the Company Real Property, and (iv) no casualty event has occurred with respect to all or any portion of the Company Real Property that has not been fully remedied in all material respects. No Person has been granted the right to lease or sublease all or any portion of the Company Real Property, except pursuant to Landlord Leases.

(e) Title. The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16       Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (a) has failed to comply with any Environmental Law; (b) has received any written notice, report or other information alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (c) has transported, distributed, produced, processed, manufactured, generated, used, treated, handled, stored, released, disposed or arranged for the disposal of any Hazardous Substances in violation of, or as has given or would reasonably be expected to give rise to liability under, any applicable Environmental Law; (d) has exposed any employee or other Person to Hazardous Substances or otherwise owned, leased or operated any real property (including any structures thereon) from which there has been a release of Hazardous Substances, in each case, in violation of, or as has given or would reasonably be expected to give rise to liability under, any applicable Environmental Law; (e) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to, or liability under, any Environmental Law; (f) except for customary indemnification provisions in Material Contracts, has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person under any Environmental Law; or (g) is aware of any environmental site assessments or any other material documents or correspondence in the possession, custody or control of the Company or any of its Subsidiaries relating to Environmental Law with respect to compliance with Environmental Law by the Company or its Subsidiaries (or any of their respective predecessors) or the environmental condition of any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors) that have not been provided or made available to Parent.

Section 3.17       Intellectual Property; Privacy.

(a) Registered Intellectual Property; Proceedings. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property and material Internet domain name registrations registered by or in the name of the Company or any of its Subsidiaries. Except as has not been and would not be material to the Company and its Subsidiaries, taken as a whole, all material Company Registered Intellectual Property is valid, subsisting, and enforceable.

(b) Ownership. The Company and its Subsidiaries solely and exclusively own all right, title, and interest, free and clear of all encumbrances other than Permitted Liens, in and to the Company Owned Intellectual Property and have a valid and enforceable license or other legal right to use all other material Intellectual Property that is used in or necessary for the operation of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries (together with the Company Owned Intellectual Property, the “Company Intellectual Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No Order. No material Company Owned Intellectual Property is subject to any (i) pending or, to the Knowledge of the Company, threatened Legal Proceeding against the Company challenging the legality, validity, enforceability, or registrations thereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, or (ii) outstanding order against the Company, in effect as of the date of this Agreement, prohibiting or materially restricting the Company from using, enforcing, exploiting, disposing of, transferring, or licensing such material Company Owned Intellectual Property, except for any such prohibitions or restrictions that would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) No Infringement. The operation of the business as presently conducted is not infringing (i) any present Intellectual Property rights (excluding patent rights) of any third party and (ii) to the Knowledge of the Company, any present patent rights of any third party, except, where such infringement has not been and would not be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no third party is infringing, diluting, violating, or misappropriating the Company Owned Intellectual Property, except, in each case, where such infringement, dilution, violation, or misappropriation, has not been and would not be material to the Company and its Subsidiaries, taken as a whole. Except as has not been and would not be material to the Company and its Subsidiaries, taken as a whole, no employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any outside contractor of the Company or any of its Subsidiaries have in the 12-month period prior to the date of this Agreement misappropriated any Trade Secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee or outside contractor of the Company or any of its Subsidiaries.

(e) IP Protection. Except as has not been and would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable steps designed to maintain and protect the material Company Owned Intellectual Property, including the secrecy, value, and confidentiality of all Trade Secrets included in the material Company Owned Intellectual Property.

(f) Information Technology. Except as has not been and would not be material to the Company and its Subsidiaries, taken as a whole, the Company IT Assets (i) are adequate for, and operate and perform in all material respects in connection with, the Company’s and its Subsidiaries’ business as it is currently conducted, (ii) to the Knowledge of the Company, are free from material bugs, errors or other defects, (iii) have not materially malfunctioned, crashed, failed or experienced continued substandard performance since the Lookback Date, and (iv) to the Knowledge of the Company, do not contain any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware or adware, or similar devices. The Company and each of its Subsidiaries have implemented data backup, information technology security, business continuity, and disaster recovery measures a consistent with commercially reasonable practices, except, in each case, where a failure to implement such measures has not been and would not be material to the Company and its Subsidiaries, taken as a whole.

(g) Privacy, Data Protection and Data Security. The Company and its Subsidiaries comply with, and have since the Lookback Date complied, in all material respects with: (i) its internal and external privacy and data security policies, (ii) applicable industry standards concerning the Processing of Personal Information and codes of conduct, including the Payment Card Industry Data Security Standard (PCI DSS), (iii) all applicable Privacy Laws, and (v) all material contractual obligations of the Company and its Subsidiaries concerning information security and data privacy (collectively, the “Data Privacy/Security Requirements”), except, in each case, where any non-compliance, has not been, and would not be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, all vendors, processors, subcontractors and other Persons acting for or on behalf of the Company and its Subsidiaries in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the Company IT Assets or the Personal Information in the possession or control of the Company and its Subsidiaries comply with, and have since the Lookback Date complied, with the Data Privacy/Security Requirements. To the Knowledge of the Company, neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of Personal Information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. Except as has not been and would not be material to the Company and its Subsidiaries, taken as a whole, there are no, and have not been since the Lookback Date, any Legal Proceedings pending by or threatened in writing against the Company or any of its Subsidiaries concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.

(h) Security Breaches. Except as has not been and would not be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, to the Knowledge of the Company: (i) there has been no loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of the Company or any of its Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company or any of its Subsidiaries to individuals and/or Governmental Authorities is required under Data Privacy/Security Requirements); and (ii) there have been no material breaches or unauthorized access or use by any third-party of the Personal Information Processed by any Company IT Asset used and controlled by the Company or any of its Subsidiaries.

Section 3.18       Tax Matters.

(a) Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by any of them and all such Tax Returns were, at the time of filing, and remain true and complete in all material respects; and (ii) paid, or have reserved in accordance with GAAP for the payment of, all income and other material Taxes that are required to be paid. The most recent financial statements contained in the Company SEC Reports reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) No Waivers. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired. There is no agreement with any Governmental Authority to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries which has not been filed, other than automatic extensions of time to file such Tax Returns obtained in the ordinary course of business.

(c) Withholding Taxes. The Company and each of its Subsidiaries have (i) withheld all material Taxes required to be withheld; and (ii) timely paid over any amounts so withheld to the appropriate Tax authority.

(d) No Audits. No deficiencies, claims, investigations, proceedings, audits or other examinations with respect to material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. Since the Lookback Date, no written claim has been made by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(e) No Spin-offs. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted (i) either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code or (ii) distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.

(f) No Listed Transactions. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) No Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; (ii) has been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the common parent; (iii) is a party to or bound by any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); or (iv) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(h) COVID Relief. Neither the Company nor any of its Subsidiaries has (i) any Deferred Payroll Taxes, (ii) received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iii) otherwise availed itself of any COVID-19 relief measures that would reasonably be expected to impact the Tax payment and/or reporting obligations of the Company or any of its Subsidiaries after the Closing.

(i) Liens. There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet delinquent.

(j) Post-Closing Tax Periods. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid or deposit amount received, or deferred revenue accrued, prior to the Closing, (v) any “intercompany transaction” effected prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or (vi) the application of Section 1400Z-2 or Section 965 of the Code.

(k) Transfer Pricing. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations (including, for the avoidance of doubt, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. Law, as applicable)).

(l) Permanent Establishments. Neither the Company nor any of its Subsidiaries has a permanent establishment, fixed place of business or other nexus in a jurisdiction other than the jurisdiction in which it is tax resident.

Section 3.19       Employee Plans.

(a) Company Benefit Plans. Section 3.19(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the current plan documents (including all amendments thereto) and summary plan descriptions; (iv) any related trust agreements; and (v) any notices or non-routine correspondence to or from the IRS, the United States Department of Labor or any Governmental Authority relating to any Company Benefit Plan dated within the past three years.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to (or been required to contribute to) or currently maintains, sponsors or participates in, or contributes to (or is required to contribute to), (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a defined benefit pension plan (whether or not subject to ERISA) or any plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) an International Employee Plan.

(c) Compliance. Each Company Benefit Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Neither the Company nor any Subsidiary has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and to the Knowledge of the Company, no circumstances exist or events have occurred that could result in the imposition of any such penalties or Taxes. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Benefit Plan or, to the extent not yet due, accrued in accordance with GAAP. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Company Benefit Plan meets the requirements of Section 401(a) of the Code and to the Knowledge of the Company, no event has occurred and no condition exists with respect to the form or operation of such Company Benefit Plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Company Benefit Plan Legal Proceedings. Except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, there are no claims, disputes or Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. Except as could not result in a material liability to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Post-Employment or Retiree Welfare Benefits. No Company Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides, nor does the Company or any Subsidiary have any current or potential obligation to provide post-employment or retiree life, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law for which the covered individuals pay the full premium cost of coverage.

(g) Section 280G. No payment or benefit that could be, or has been, made to any Service Provider as a result of the execution of this Agreement or the transactions contemplated hereby (either alone or in combination with any other event) could be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code.

(h) Gross-Ups. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any Service Provider or other person for Taxes paid by such Service Provider or other person.

(i) Section 409A. Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

(j) Consummation of the Transaction. Except as set forth on Section 3.19(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the other Transaction Documents, either alone or in conjunction with any other event, could (i) result in any payment (whether a payment of cash or payment of property) or benefit becoming due to any Service Provider, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (iii) accelerate the timing of vesting, funding, delivery of, or payment, or increase the amount or value, of any payment or benefits to any Service Provider, or (iv) require a contribution by the Company or any of its Subsidiaries to any Company Benefit Plan.

Section 3.20       Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is party to, bound by, or negotiating any collective bargaining agreement or other Contract (“Labor Agreements”) with any labor or trade union, works council, or other labor organization (collectively, “Union”), and, to the Knowledge of the Company, no Union represents or purports to represent any employee of the Company or its Subsidiaries. To the Knowledge of the Company, and for the past five years, no Union or group of employees is seeking, or has sought, to organize employees for the purpose of collective bargaining with the Company or any of its Subsidiaries. There are, and for the past five years have been, no pending or, to the Knowledge of the Company, threatened material labor disputes or disruptions directed at the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and its Subsidiaries have no duty to notify or bargain with any Union.

(b) Employment Law Compliance. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws and Orders regarding labor relations, employment, and employment practices (including applicable Laws and Orders regarding terms and conditions of employment, wages and hours of work, minimum wage and overtime compensation, meal and break periods, employee and independent contractor classification, immigration and employment authorization, hiring, equal employment opportunity, discrimination, harassment, retaliation, employee health and safety, collective bargaining, whistleblowing, disability rights or benefits, layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, leaves of absence, COVID-19, affirmative action and unemployment insurance).

(c) Service Provider Payments. Except as would not result in material liability for the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have fully and timely paid, as applicable, all wages, salaries, overtime, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their Service Providers under applicable Laws and Orders, Contract or Company policy for services performed on or before the date hereof; and (ii) since the Lookback Date, each Person classified and treated by the Company or any of its Subsidiaries as an independent contractor, consultant or other contingent worker has been properly treated as such under applicable Laws and Orders.

(d) Sexual and Other Harassment. There are, and since the Lookback Date have been, no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries regarding any allegations of sexual harassment, sexual misconduct, or other illegal harassment by any current or former director, officer, employee, or independent contractor of the Company or any of its Subsidiaries. Since the Lookback Date, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct, or other illegal harassment by any current or former director, officer, employee, or independent contractor of the Company or any of its Subsidiaries.

Section 3.21       Permits; Safety Rating.

(a) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (such Permits, the “Required Permits”). Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) the Company and its Subsidiaries are in compliance with the terms of the Required Permits; and (b) no suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) the tractors and trailers operated by the Company or its Subsidiaries are properly licensed and registered with applicable authorities in accordance with applicable Laws, and such licenses and registrations are current; and (ii) since the Lookback Date, none of the Company or its Subsidiaries has received, in writing (and there is no proceeding pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in), an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA.

Section 3.22       Compliance with Laws.

(a) General Compliance. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since the Lookback Date, has been in compliance with all Laws that are applicable to the Company or its Subsidiaries or to the conduct of the business or operations of the Company or its Subsidiaries.

(b) Sanctions. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any Subsidiary is currently, or has been in the last five years (i) a Sanctioned Person; or (ii) engaging in any dealings or transactions on behalf of the Company or any Subsidiary with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country during the period in which it was subject to Sanctions.

(c) Export and Import Laws. Neither the Company, nor any Subsidiary, is currently, or in the last five years has been, in violation of Laws related to the export or import of goods and services or of the U.S. anti-boycott Laws (“Ex-Im Laws”) in any material respect.

(d) Anti-Bribery Laws. In the last five years, the Company and each of its Subsidiaries, including each of their respective directors, officers or employees, and, to the Knowledge of the Company, each agent or other third party representative acting on behalf of the Company and each of its Subsidiaries, (i) have materially complied with all applicable U.S. and non-U.S. Laws relating to the prevention of bribery and corruption and money laundering, including the FCPA (collectively, “Anti-Bribery Laws”); and (ii) have not made, offered, promised, authorized, or received any payment or gift of any money or anything of value to any “foreign official” (as defined by the FCPA), foreign political party or official thereof, political campaign, or public international organization to unlawfully obtain business, direct business to any person, or secure an improper advantage, or otherwise in violation of any Anti-Bribery Laws.

(e) No Allegations, Investigations, or Claims. In the last five years, the Company has not, in connection with or relating to the business of the Company or any Subsidiary, received from any Governmental Authority any written notice, or to the Company’s Knowledge, oral inquiry or allegation, and neither the Company nor any Subsidiary has made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Sanctions, Ex-Im Laws or Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to Sanctions, Ex-Im Laws or Anti-Bribery Laws.

Section 3.23       Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any present or former officer, executive or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any Order of any kind or nature, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.24       Insurance.

(a) Policies. Section 3.24 of the Company Disclosure Letter sets forth a correct and complete list of all material insurance policies and self-insurance arrangements held by or for the benefit of the Company and any of its Subsidiaries. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice or as is required by Law, and all premiums due and payable thereon have been paid. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each of the insurance policies and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

(b) No Cancellation. As of the date of this Agreement, except as would not reasonably be expected to, individually or the in the aggregate, have a Company Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation, invalidation or material modification of any such insurance policy other than in connection with ordinary renewals, and there is no existing material default by any insured thereunder and there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disrupted by the underwriters of such policies.

Section 3.25       Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.26       Brokers. Except for the Company Special Committee Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger. The Company has made available to Parent a true, correct and complete copy of the engagement letter with the Company Special Committee Financial Advisor.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1         Organization; Good Standing.

(a) Parent. Parent (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by the Transaction Documents. Parent is the sole record and beneficial stockholder of Merger Sub.

Section 4.2      Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) subject to receiving the Merger Sub Stockholder Approval, consummate the Merger. The consummation of the Merger has been duly authorized by all necessary corporate or other action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity.

Section 4.3         Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents will not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, result in the loss of a benefit under, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Merger Sub Stockholder Approval, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, loss of benefits or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4         Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Articles of Merger with the Office of the Nevada Secretary of State; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, the DGCL, the NRS and the applicable rules and regulations of the SEC and the NYSE; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5         Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6         Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or the “affiliates” or “associates” of any such Person is, and at no time during the last two years has been, an “interested stockholder” of the Company (in each case, as such terms are defined in NRS Chapter 78). Neither Parent nor Merger Sub is a “stockholder of record” or “beneficial owner” (in each case, as such terms are defined in NRS Chapter 78) of any shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company other than as a result of this Agreement.

Section 4.7         Brokers. No financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries or stockholders would be liable.

Section 4.8         No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

Section 4.9         Available Funds; Solvency. As of the date hereof, Parent has available unrestricted cash and/or available borrowing under its existing revolving credit facility and at the Effective Time, Parent and Merger Sub will have available, all of the funds necessary in U.S. dollars to consummate the Merger, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 2.10 and to perform their respective obligations under this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, and any other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Subsidiaries of the Company. Each of Parent and Merger Sub are solvent as of the date hereof, and assuming the Company’s representations and warranties in this Agreement are true and correct, each of Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger and the other transactions contemplated hereby, and payment of all fees and expenses, be solvent immediately following the Closing.

Section 4.10       Certain Arrangements. Other than the Rollover Agreement and the Support Agreement, there are no Contracts or commitments to enter into Contracts (a) between Parent or Merger Sub, or any of their respective Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than as provided by this Agreement or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement, the Charter Amendment or the Merger or vote against any Superior Proposal.

Section 4.11       Exclusivity of Representations and Warranties; Non-Reliance.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its respective Affiliates and Subsidiaries, acknowledges and agrees that, except for the representations and warranties of the Company expressly made to Parent and Merger Sub and set forth in Article III of this Agreement:

(i)            neither the Company nor any of its Subsidiaries or Affiliates (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)           no Person has been authorized by the Company, any of its Subsidiaries or Affiliates or any of its or their respective Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger; and

(iii)          the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, and the Company and its Subsidiaries and Affiliates disclaim any other representations or warranties, whether express or implied, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or projections, forecasts, estimates, budgets or other forward-looking statements or prospective information).

(b) Parent and Merger Sub, on behalf of itself and its respective Affiliates and Subsidiaries, hereby acknowledge and agree that (i) they are not entitled to rely on, and expressly confirm that they are not relying on, representations and warranties of the Company other than those expressly made to Parent and Merger Sub and set forth in Article III of this Agreement; and (ii) they have had the satisfactory opportunity to meet with management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, and have been afforded the satisfactory opportunity to ask questions of and receive answers from the officers of the Company, and have completed their own independent investigation of the Company and its Subsidiaries, and their respective businesses, assets and liabilities and the transactions contemplated by this Agreement.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

Section 5.1         Affirmative Obligations.

(a) Ordinary Course Operation. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past practice and maintain its existence in good standing pursuant to applicable Law. The obligations of the Company and its Subsidiaries pursuant to the previous sentence are subject to the following exceptions: (i) as expressly contemplated by this Agreement; (ii) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (iii) as required by applicable Law; (iv) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) (all such exceptions in clauses (i) through (iv), the “Covenant Exceptions”); or (v) for any actions taken reasonably and in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (v), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions).

(b) Additional Affirmative Obligations. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, subject to Covenant Exceptions, use its reasonable best efforts to (i) preserve intact in all material respects its assets, properties, business organizations and ongoing business; (ii) keep available the services of its current officers and key employees; and (iii) preserve in all material respects its relationships with its customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has material business relations.

Section 5.2         Forbearance Covenants. During the Pre-Closing Period and in each case subject to the Covenant Exceptions (including, for the avoidance of doubt, the items set forth in Section 5.2 of the Company Disclosure Letter), the Company will not, and will cause its Subsidiaries not to:

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document or governing documents;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, grant, pledge, encumber, transfer or deliver, or agree or commit to issue, sell, grant, pledge, encumber, transfer or deliver, any of equity securities of the Company or any of its Subsidiaries (whether through the issuance or granting of options, equity-based awards, warrants, commitments, subscriptions, rights to purchase or otherwise), except (i) for the issuance, delivery or sale of shares of Company Class A Common Stock or Company Class B Common Stock pursuant to Company Equity-Based Awards outstanding as of the date of this Agreement or pursuant to the ESPP, in each case in accordance with and as required by their terms; or (ii) in connection with a conversion of shares of Company Class B Common Stock into Company Class A Common Stock pursuant to the terms of the Charter;

(d) directly or indirectly acquire, repurchase or redeem any equity securities of the Company or any of its Subsidiaries, except, in each case, (i) as required pursuant to the terms and conditions of Company Equity-Based Awards outstanding as of the date of this Agreement in accordance with their terms; (ii) in connection with a conversion of shares of Company Class B Common Stock into Company Class A Common Stock pursuant to the terms of the Charter; or (iii) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(e) (i) adjust, split, subdivide, combine or reclassify any of its capital stock or other equity or voting interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for cash dividends made by any Subsidiary of the Company to the Company or one of its other Subsidiaries; (iii) pledge or encumber any of its capital stock or other equity or voting interests; or (iv) modify the terms of any of its capital stock or other equity or voting interests;

(f) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any assets, business, Person that is an entity or any equity interest in such Person, make any equity investment in any Person that is an entity and not a wholly owned Subsidiary of the Company, enter into any joint venture, partnership, limited liability company or similar arrangement with any Person (except for acquisitions of inventory, supplies and equipment in the ordinary course of business consistent with past practice and acquisitions of assets for consideration not in excess of $2,000,000 individually or $4,000,000 in the aggregate);

(g) (i) sell, transfer, mortgage, lease, license, pledge, abandon, encumber or otherwise dispose of any of its tangible properties or tangible assets, other than (A) sales of tangible properties or tangible assets with a value not in excess of $2,000,000 individually or $4,000,000 in the aggregate, (B) non-exclusive licenses and other Incidental Licenses granted in the ordinary course of business, and (C) dispositions of assets that are obsolete, worn-out, surplus or no longer used and useful in the conduct of the business of the Company and its Subsidiaries or (ii) waive, cancel, forgive, release, settle or assign any material Indebtedness owed to the Company or any of its Subsidiaries or any material claims held by the Company or any of its Subsidiaries against any Person;

(h) (i) incur or assume any Indebtedness or issue any debt securities, except, in each case, for loans or advances between or among wholly owned Subsidiaries of the Company or between or among the Company and its wholly owned Subsidiaries or the incurrence of Indebtedness in the ordinary course under finance and operating leases and/or the revolving credit facility under the Credit Agreement, provided that in no event will the Company or its Subsidiaries be permitted to incur additional Indebtedness if such incurrence would increase Net Debt, as of the end of any calendar month following the date hereof until the Effective Time, by more than $50,000,000 in excess of the amount of Net Debt as of the date of this Agreement; provided, further that, for purposes of this Section 5.2(h)(i), “Net Debt” means, for the Company and its Subsidiaries, the sum of (A) Indebtedness outstanding under the Credit Agreement, plus (B) all additional finance and operating leases required to be reflected on the Company’s consolidated balance sheet in accordance with GAAP, if any, less (C) all cash and marketable securities held by the Company and its Subsidiaries; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person, except with respect to obligations of wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any Person; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than Permitted Liens);

(i) except as required under the terms of any Company Benefit Plan as in effect on the date hereof, (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Company Benefit Plan if in existence on the date of this Agreement; (ii) grant to director or officer of the Company or any Service Provider whose annual cash compensation exceeds $150,000, in the aggregate, any increase in cash or equity or equity-based incentive awards, compensation, bonus, severance, or material fringe or other material benefits, and, in the case of any Service Provider whose annual cash compensation is equal to or less than $150,000, in the aggregate, grant any such increase in cash or equity or equity-based incentive awards outside of the ordinary course of business consistent with past practice; (iii) grant to any Service Provider any increase in change in control, retention, severance or termination pay; (iv) hire or engage any Service Provider with an annual cash compensation in excess of $150,000, in the aggregate; (v) enter into or amend any employment, consulting, change in control, retention or severance agreement with, or (vi) terminate, furlough or temporarily lay off any Service Provider whose annual cash compensation would exceed $150,000, in the aggregate;

(j) (i) negotiate, modify, extend, terminate, or enter into any Labor Agreement or (ii) recognize or certify any Union as the bargaining representative for any employees of the Company or its Subsidiaries;

(k) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any Service Provider except where required by applicable Law or Order;

(l) settle, release, waive or compromise any pending or threatened Legal Proceeding, including any claim that provides for any injunctive or other non-monetary relief, except for the settlement of any Legal Proceedings (i) (1) regarding an automobile accident or incident, solely for monetary damages in an amount not to exceed $3,000,000 individually or $7,000,000 in the aggregate and without an admission of guilt and (2) with respect to any Legal Proceeding not covered by the foregoing clause (1), solely for monetary damages in an amount not in excess of $500,000 individually or $1,000,000 in the aggregate and without an admission of any guilt; or (ii) settled in compliance with Section 6.14, in the case of each of clauses (i)(2) and (ii), solely to the extent that prior written notice has been provided to Parent describing the material details of such settlement;

(m)  except as required by applicable Law or GAAP, make any change in any of its accounting principles or practices;

(n) except as expressly contemplated by this Agreement, (i) make, change, or revoke any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) amend any income or other material Tax Return; (v) surrender any right to claim a refund of a material amount of Taxes; or (vi) enter into a closing agreement with any Governmental Authority regarding Taxes;

(o) sell, assign, license, abandon, or otherwise dispose of, allow to lapse, terminate or expire, or maintain or protect, any of the material Company Owned Intellectual Property, or any portion thereof, except in the ordinary course of business;

(p) modify in any material respect (i) any of its policies related to Data Privacy/Security Requirements, or (ii) any administrative, technical or physical safeguards primarily related to privacy or data security, except, in each case of (i) and (ii), (A) to remediate any privacy or security issue, (B) to enhance data security or integrity, (C) to comply with Data Privacy/Security Requirements, or (D) as otherwise directed or required by a Governmental Authority;

(q) incur, authorize or commit to incur any capital expenditures other than (i) as set forth in Section 5.2(q) of the Company Disclosure Letter (provided, that, with respect to the months and categories set forth on Annex 5.2(q) of Section 5.2(q) of the Company Disclosure Letter, the capital expenditures incurred per category per month shall not exceed the amount therefor set forth on such Annex 5.2(q)) or (ii) expenditures that do not exceed $3,000,000 in the aggregate;

(r) (i) enter into any Contract that would constitute a Material Contract under clauses (i), (iv), (v), (vi), (vii), (viii) or (ix) of the definition of “Material Contract” if it were in effect as of the date of this Agreement or, outside the ordinary course of business consistent with past practice, enter into any other Contract that would constitute a Material Contract if it were in effect as of the date of this Agreement, (ii) amend, modify, renew, terminate, cancel or extend in any material adverse respect any Material Contract (other than terminations thereof upon the expiration of any such Material Contract in accordance with its terms and renewals of existing Contracts on substantially similar terms), or (iii) waive, release, assign or otherwise forego any material right or claim of the Company or any of its Subsidiaries under any Material Contract;

(s) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(t) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(u) implement, announce or effectuate a “plant closing” or “mass layoff” (each as defined in the WARN Act) or other mass employee layoff event affecting in whole or in part any site of employment, facility or operating unit; or

(v) enter into, or agree or commit to enter into, a Contract to take any of the actions prohibited by this Section 5.2.

Section 5.3         Consents for Covenant Forbearance; No Control. Parent shall respond with reasonable promptness to any requests for consent pursuant to Section 5.2 (provided that if Parent has not responded to any such written request for consent within five Business Days from the date of such receipt, Parent will be deemed to have given its consent for purposes of Section 5.2). The Parties acknowledge and agree that the obligations and restrictions set forth in Sections 5.1 and 5.2 of this Agreement are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 5.4         No Solicitation of Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.4(b), immediately following execution of this Agreement and throughout the remainder of the Pre-Closing Period, the Company will cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Representatives relating to an Acquisition Transaction or Acquisition Proposal that would otherwise be prohibited by this Section 5.4(a). Unless the Company has already so requested, promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement with the Company or any of its Subsidiaries in connection with its consideration of an Acquisition Transaction or Acquisition Proposal promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Subject to this Section 5.4(a) and Section 5.4(b), during the Pre-Closing Period, the Company and its Subsidiaries, and their respective directors and officers, will not, and the Company will not authorize or direct, and will use its reasonable best efforts to cause its and its Subsidiaries’ other employees, consultants and other Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any offer, inquiry, indication of interest or proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, its Subsidiaries or any of their respective Representatives in their capacity as such) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, its Subsidiaries or any of their respective Representatives in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any offer, inquiry, indication of interest or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from Persons relating to any offer, indication of interest or proposal relating to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.4); (iv) approve, endorse or recommend any offer, inquiry, indication of interest or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract (whether written, oral, binding or non-binding) relating to an Acquisition Proposal or Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal or Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing.

(b) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 5.4, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Special Committee may, directly or indirectly through one or more of their respective Representatives (including the Company Special Committee Financial Advisor), following the execution and delivery of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; or (ii) (1) furnish any non-public information relating to the Company or any of its Subsidiaries to or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to, in each case, any Person or Group or their respective Representatives that has made, renewed or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a material breach of Section 5.4(a). The Company and the Company Special Committee may only take the actions contemplated by the preceding sentence if the Company Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. During the Pre-Closing Period, the Company will promptly (and, in any event, within 36 hours following the disclosure thereof) make available to Parent and its Representatives any such non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Company Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.4(d), at no time after the date of this Agreement may the Company Special Committee:

(i)            (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent; (B) adopt, approve, endorse, declare advisable, recommend or publicly propose to adopt, approve, endorse or recommend an Acquisition Proposal; (C) if an Acquisition Proposal has been publicly disclosed, fail to publicly reaffirm the Company Recommendation within seven (7) Business Days after Parent so reasonably requests in writing (provided, that if an Acquisition Proposal is a tender or exchange offer, the Company Special Committee will have ten (10) Business Days after the commencement thereof to reaffirm the Company Recommendation); (D) make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (E) fail to recommend against acceptance of any third party tender or exchange offer for the shares of Company Common Stock within 10 Business Days after commencement of such offer pursuant to Rule 14d-2 of the Exchange Act; (F) fail to include the Company Recommendation in the Proxy Statement; or (G) resolve or publicly propose to take any action described in the foregoing clauses (A) through (F) (any action described in clauses (A) through (G), a “Company Recommendation Change”), it being understood that none of (1) the determination in and of itself by the Company Special Committee that an Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal; (2) the delivery, in and of itself, by the Company to Parent and its Representatives of any notice contemplated by Section 5.4(d); or (3) the public disclosure, in and of itself, of the items in clauses (1) and (2) if required by applicable Law, will constitute a Company Recommendation Change or violate this Section 5.4; or

(ii)            cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Permissible Company Recommendation Change and Entry into Alternative Acquisition Agreement.

(i)            Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, other than in connection with an Acquisition Proposal, the Company Special Committee may effect a Company Recommendation Change of the type described in clauses (A), (C), (F) and (G) (but clause (G) solely with respect to clauses (A), (C) and (F)) thereof, in response to an Intervening Event if and only if:

(1)            the Company Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)            the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Special Committee has (A) so determined and (B) resolved to effect a Company Recommendation Change pursuant to this Section 5.4(d)(i), which notice will describe the Intervening Event in reasonable detail; and

(3)            prior to effecting such Company Recommendation Change, the Company and its Representatives, until 5:00 p.m. at the end of such four Business Day period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the failure to make a Company Recommendation Change in response to such Intervening Event would no longer be inconsistent with the Company Special Committee’s fiduciary duties pursuant to applicable Law, as determined in good faith by the Company Special Committee (after consultation with its financial advisor and outside legal counsel), it being understood that at the end of such four Business Day period, the Company Special Committee must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law.

(ii)            Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a bona fide written Acquisition Proposal that the Company Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Special Committee may (A) effect a Company Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1)            the Company Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)            the Company has complied in all material respects with its obligations pursuant to this Section 5.4 with respect to such Acquisition Proposal;

(3)            the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Special Committee has (A) received a bona fide written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the basis for such Company Recommendation Change or termination (but which notice will not in and of itself constitute a Company Recommendation Change), including the identity of the Person or Group making such Acquisition Proposal and the material terms of such Acquisition Proposal and include copies of all documents relating to such Acquisition Proposal (including any financing commitments); and

(4)            prior to effecting such Company Recommendation Change or termination, the Company and its Representatives, until 5:00 p.m. on the last day of the Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (B) permitted Parent and its Representatives to make a presentation to the Company Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any change to the form or amount of consideration or any other material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days); and (b) at the end of the Notice Period, the Company Special Committee must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such bona fide written Acquisition Proposal is a Superior Proposal.

(e) Notice to Parent of Acquisition Proposals. During the Pre-Closing Period, the Company will promptly (and, in any event, within 36 hours from the receipt thereof) notify Parent in writing if an Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of its Subsidiaries or any of their Representatives with respect to an Acquisition Proposal or potential Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such Acquisition Proposal, request or seeking of discussions or negotiations; and (B) a summary of the material terms, conditions or other aspects of such Acquisition Proposal, request or seeking of discussions or negotiations and, if in writing, a copy thereof and all written materials received in connection therewith. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis (and in any event within 24 hours), of the status and terms of, any developments regarding, any such Acquisition Proposal (including any amendments thereto) and the status of any such discussions or negotiations, including by providing copies of all written materials (other than non-substantive written communications) sent to or from the Company or any of its Representatives relating to such Acquisition Proposal.

(f) Permitted Disclosures by the Company and the Company Special Committee. So long as the Company Special Committee expressly reaffirms the Company Recommendation in such public disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act), subject to compliance with Section 6.13, nothing in this Agreement will prohibit the Company Special Committee from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (C) making any disclosure to the Company Stockholders (including factually accurate disclosure regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Special Committee, after consultation with its outside legal counsel, has determined in good faith is consistent with applicable Law (it being understood that any such action or disclosure that constitutes a Company Recommendation Change shall be made only in compliance with the applicable provisions of this Section 5.4).

(g) Breach of No-Solicitation Obligations by Representatives of the Company. The Company agrees that it (i) will not authorize, direct or permit any director, officer employee or other Representative of the Company or any of its Subsidiaries to breach this Section 5.4 and (ii) upon becoming aware of any breach or threatened breach of this Section 5.4 by any director, officer, employee or other Representative of the Company or any of its Subsidiaries, shall use its reasonable best efforts promptly to stop such breach or threatened breach.

ARTICLE VI
ADDITIONAL COVENANTS

Section 6.1         Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Subject to Section 6.2, upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, the Charter Amendment and the Merger, including by using:

(i)             reasonable best efforts to cause the conditions set forth in Article VII to be satisfied;

(ii)            reasonable best efforts to (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)           commercially reasonable efforts to (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b) No Failure to Take Necessary Action. Subject to the terms and conditions of this Agreement, Parent or Merger Sub, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not, from the date of this Agreement to the Effective Time, take any action (or fail to take any action) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Merger. For the avoidance of doubt, (x) no action by either Party taken (or failed to be taken) in compliance with this Agreement will be considered a violation of this Section 6.1, (y) nothing in this Section 6.1(b) shall limit the rights of the Parties under any other provision of this Agreement (including Article VIII) and (z) this Section 6.1(b) shall not require any Party to take any action with respect to any filing with respect to Antitrust Laws that is not expressly required by Section 6.2.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company and its Subsidiaries shall not agree to the payment of a consent fee, payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty) in connection with obtaining any consent pursuant to any Contract or Indebtedness, except to the extent reasonably requested by Parent, in which case, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to obtain any such consent (and any such fee, payment or other consideration, or the provision of additional security, shall only be payable in connection with the consummation of the Merger).

Section 6.2         Antitrust Filings.

(a) Filings Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand, will use (and will cause its respective Affiliates, if applicable, to use) their respective reasonable best efforts to (i) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ as promptly as reasonably practicable (and, in any event within 10 Business Days following the date of this Agreement); and (ii) to the extent necessary, promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) reasonably cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in connection with such filings; and (D) use its respective reasonable best efforts to, as soon as reasonably practicable, (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made, if applicable), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Divestitures. Without limiting the foregoing, to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights or businesses of Parent, the Company or any of their respective Subsidiaries and (ii) any other restrictions on the activities of Parent, the Company and their respective Subsidiaries.

(c) Limitations. Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall have an obligation to offer, negotiate, commit to or effect any action (1) that is not conditioned upon the consummation of the Merger or (2) that, when taken together with all other actions, efforts or agreements set forth under Section 6.1 and this Section 6.2 would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole (assuming for purposes of such analysis that Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, were the same size, with the same financial profile, as the Company and its Subsidiaries, taken as a whole). The Company and its Subsidiaries shall not, prior to the Effective Time, propose, negotiate, commit to, effect, or agree to any actions, efforts or agreements pursuant to Section 6.1 or Section 6.2, except at the request of Parent or with Parent’s prior written consent. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or any of its Subsidiaries to commit to or effect any action, effort, or agreement that is not conditioned upon the consummation of the Merger.

(d) Cooperation. In furtherance and not in limitation of Section 6.2(a) and Section 6.2(b), the Company will (and will cause its Subsidiaries to), and Parent and Merger Sub will, in each case, subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority or applicable Law, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party (other than its outside counsel) without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Notwithstanding anything to the contrary herein, Parent shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary waiting period expirations or terminations, actions or nonactions, or consents from Governmental Authorities in connection with the Merger and the other transactions contemplated by this Agreement and the Company shall take all reasonable actions to support Parent in connection therewith.

Section 6.3        Proxy Statement.

(a) Preparation. Promptly after the execution of this Agreement, the Company will prepare (with Parent’s reasonable cooperation) and will file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.4 and unless there has been a Company Recommendation Change, the Company will (i) include the Company Recommendation in the Proxy Statement; and (ii) subject to applicable Law, use reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval and take all action reasonably necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by applicable Law to effect the Charter Amendment and the Merger. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable following confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m. on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

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(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as reasonably practicable upon the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except in connection with a Company Recommendation Change or, subject to compliance with the other provisions of this Section 6.3, to address SEC comments or as necessary to ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) Accuracy; Supplied Information.

(i)        By the Company. On the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement, and at the time of the Company Stockholder Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the time that the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)        By Parent. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the time that the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 6.4        Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for (including conducting, as promptly as practicable and in consultation with Parent, one or more “broker searches” in accordance with Rule 14a-13 of the Exchange Act to enable such record date to be so set), duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders (provided that the Company will not be required to hold the Company Stockholder Meeting at any time prior to the 15th Business Day following the mailing of the Proxy Statement to the Company Stockholders) for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger and a customary proposal regarding the adjournment of the Company Stockholder Meeting. Unless this Agreement shall have been terminated in accordance with its terms or the Company Special Committee has made a Company Recommendation Change in accordance with the terms of Section 5.4(d)(ii), the Company will (A) submit this Agreement, the Merger and the Charter Amendment for approval by votes of the Company Stockholders at the Company Stockholder Meeting necessary to obtain the Requisite Stockholder Approval; and (B) use reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of any class or series of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; (iii) to ensure that any supplement or amendment to the Proxy Statement required by applicable Law is provided to the holders of shares of Company Common Stock with a reasonable amount of time in advance of the Company Stockholder Meeting; (iv) Parent has so consented in writing; or (v) to allow additional time for the solicitation of votes in order to obtain the Requisite Stockholder Approval (provided that the Company Stockholder Meeting shall not be postponed or adjourned by more than 10 Business Days pursuant to this clause (v)). If requested by Parent in order to allow additional time for the solicitation of votes in order to obtain the Requisite Stockholder Approval, the Company shall postpone or adjourn the meeting for up to 10 Business Days. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned by more than 10 Business Days for each event giving rise to such a postponement or adjournment. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

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(c) Support Agreement. At the Company Stockholder Meeting and at every other meeting of Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Company shall cause the Proxy Holder to (i) appear at each such meeting or otherwise cause all of the shares of Company Common Stock subject to the Support Agreement to be counted as present thereat for purposes of establishing a quorum and (ii) vote or consent in respect of, or cause to be voted or consents to be executed in respect of, all such shares of Company Common Stock in accordance with the terms and conditions of the Support Agreement. The Company shall enforce the terms and conditions of, and without the prior written consent of Parent (which may be granted or withheld in Parent’s sole discretion), shall not amend or modify, waive, or terminate any provision of, the Support Agreement.

Section 6.5        Financing Cooperation.

(a) Cooperation by the Company with the Financing. Prior to the Effective Time, the Company will use reasonable best efforts, and will cause each of its Subsidiaries and their respective Representatives to use their reasonable best efforts, to reasonably cooperate as may be customary and reasonably requested by Parent, and at the sole expense of Parent, in connection with the arrangement of any financing to be obtained by Parent and its Subsidiaries in connection with the Merger (the “Financing”); provided that the Company and its Subsidiaries shall not be required to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement from Parent; (ii) enter into any definitive agreement to be effective prior to the Closing; (iii) provide access to or disclose information which would result in waiving any attorney-client privilege or work-product privilege; or (iv) pay any commitment or other similar fee or incur any other cost or liability in connection with the Financing prior to the Closing (unless Parent agrees to reimburse the Company therefor), except for any liabilities that are conditioned on the Closing having occurred.

(b) Parent shall promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries, in connection with such cooperation. Parent shall defend, indemnify and hold harmless the Company, its Subsidiaries, and their Affiliates, for and against any and all losses suffered or incurred by them in connection with the arrangement of Financing and any information utilized in connection therewith (other than information provided by the Company expressly for use in connection therewith).

(c) All nonpublic or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors), so long as such Persons agree in writing to be bound by the Confidentiality Agreement as if parties thereto in advance of any such information being shared with such Persons.

(d) The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows or bank presentations conducted in connection with the Financing that contain confidential information about the Company or any of its Subsidiaries, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

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(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger. Notwithstanding anything herein to the contrary, none of Parent, its Subsidiaries, or their respective Affiliates shall enter into exclusive arrangements with potential financing sources that would by their terms or otherwise materially impair, delay or prevent any Person from financing any Acquisition Proposal contemplated by Section 5.4(a).

Section 6.6       Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in the Charter or any “takeover” Law to become applicable to this Agreement, the Support Agreement, the transactions contemplated hereby or thereby or the Merger. Each of Parent, the Company and the Company Special Committee will, subject to applicable Law, (a) take all actions within their power to ensure that any restrictions on business combinations set forth in the Charter or any “anti-takeover” Law (including, without limitation, NRS 78.378 to 78.3793, inclusive, and NRS 78.411 to 78.444, inclusive) are not or do not become applicable to this Agreement, the Rollover Agreement, the Support Agreement, the transactions contemplated hereby or thereby, or the Merger; and (b) if any restriction on business combinations set forth in the Charter or applicable “anti-takeover” Law is or becomes applicable to this Agreement, the Support Agreement, the transactions contemplated hereby or thereby, or the Merger, take all action within their power to ensure that this Agreement, the Support Agreement, the transactions contemplated hereby or thereby, and the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such restriction or Law on this Agreement, the Support Agreement, the transactions contemplated hereby or thereby, and the Merger.

Section 6.7        Information Access During the Pre-Closing Period. During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, for purposes of consummating the Merger and the other transactions contemplated hereby or planning with respect to post-closing integration or operations, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books and records, and personnel of the Company and its Subsidiaries as reasonably requested by Parent or its Representatives and reasonably promptly provide Parent and its Representatives with all reasonably requested information regarding the business of the Company and its Subsidiaries and such additional information regarding the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the prior sentence, the Company may restrict or otherwise prohibit access to any documents or information (including by redacting any such documents or information) to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) such documents or information are subject to a confidentiality Contract or arrangement to which the Company or any of its Subsidiaries entered into prior to the date hereof; or (d) reasonably pertinent to any Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, provided, however, that in such instances (other than with respect to clause (d)), the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (a) through (c). Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties or personnel of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments without the prior written consent of the Company. Notwithstanding anything to the contrary contained herein, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.7 as “Outside Counsel Only Material.” Outside Counsel Only Material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express written permission is obtained in advance from the Company or its outside legal counsel. Parent and Merger Sub will hold, and will cause their Affiliates and direct their Representatives to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.7, in confidence to the extent required by and in accordance with, and will otherwise comply with the terms of, the Confidentiality Agreement.

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Section 6.8        Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Section 6.9        Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to (i) the articles of incorporation, bylaws and other similar organizational documents and (ii) any indemnification agreements or the indemnification provisions of any other Contract containing indemnification provisions (including employment agreements) between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, collectively, the “Indemnified Persons”), on the other hand, provided that, in the case of foregoing clause (ii), only to the extent such indemnification agreement or other Contract is in effect as of the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the articles of incorporation, bylaws and other similar organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and the Bylaws as of the date of this Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.9(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect any right to indemnification, exculpation or advancement of expenses thereunder of any such Indemnified Person except as required by applicable Law.

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(b) Indemnification Obligation. Without limiting the generality of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person (in their capacity as such) from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding is based on, arises from, or directly or indirectly, out of (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time) and (ii) the fact that such Indemnified Person is or was a director (including in a capacity as a member of any board committee) or officer of the Company, and of its Subsidiaries or any of their respective predecessors (any such Legal Proceeding, an “Indemnified Party Proceeding”). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with an Indemnified Party Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined by a court of competent jurisdiction in a final, non-appealable order or judgment that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Indemnified Party Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Indemnified Party Proceeding; and (C) no Indemnified Person will be liable for any settlement, compromise or arrangement regarding such Legal Proceeding effected without his or her prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle, compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Indemnified Party Proceeding with no admission of liability with respect to such Indemnified Person or such Indemnified Person approves in writing of such settlement, compromise or consent (such approval not to be unreasonably withheld, conditioned or delayed). No Indemnified Person shall compromise, settle or consent to an arrangement regarding, or agree to compromise, settle or consent to an arrangement regarding, any Indemnified Party Proceeding for which indemnification is or will be sought under this Section 6.9(b) unless Parent has consented thereto in writing and Parent and the Surviving Corporation shall not have any liability for any such compromise, settlement or arrangement effected without Parent’s prior written consent. Notwithstanding the foregoing, the provisions of this Section 6.9(b) shall not modify, amend, remove or otherwise alter, but shall be in addition to, any obligations of the Surviving Corporation and its Subsidiaries pursuant to the articles of incorporation, bylaws and other similar organizational documents or any indemnification agreements or the indemnification provisions of other Contracts containing indemnification provisions (including employee agreements) between the Company and any of its Subsidiaries, on the one hand, and an Indemnified Person, on the other hand.

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(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Charter Amendment). In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay aggregate premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Premium”). If the aggregate premiums of such insurance coverage exceed the Maximum Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.9(c), the Company may (and, at Parent’s request, shall) purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for the Tail Policy does not exceed the Maximum Premium, it being understood that if the aggregate cost would exceed that limit, the Company may (and, at Parent’s request, shall) purchase as much coverage as reasonably practicable up to such limit. If the Company does not purchase a Tail Policy prior to the Closing, Parent shall have the right, in lieu of maintaining the D&O Insurance pursuant to this Section 6.9(c), to purchase a Tail Policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9 (including this Section 6.9(d)) if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

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(e) No Impairment; Third-Party Beneficiary Rights. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons are third-party beneficiaries of this Section 6.9, with full rights of enforcement. The rights of the Indemnified Persons pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements or the indemnification provisions of other Contracts containing indemnification provisions (including employment agreements) entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for, but in addition to, any such claims pursuant to such policies or agreements.

Section 6.10      Employee Matters.

(a) Benefits.

(i)         If the Effective Time occurs in calendar year 2023, from the Effective Time and through December 31, 2023, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide Continuing Employees with (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or its Subsidiaries immediately prior to the Closing Date, (ii) target bonus opportunities which are no less favorable than the target bonus opportunities provided by the Company or its Subsidiaries immediately prior to the Closing Date, (iii) employee benefits (excluding employee stock purchase plans, equity or equity-based benefits, retention, change in control, nonqualified deferred compensation, incentive, bonus, transaction benefits, defined benefit pension, severance, termination pay, or post-employment health and welfare benefit plans or arrangements (collectively, the “Excluded Arrangements”)) that are no less favorable, in the aggregate, to those in effect at the Company or its Subsidiaries on the date of this Agreement under the Company Benefit Plans set forth under Section 3.19(a) of the Company Disclosure Letter and (iv) severance benefits that are no less favorable than those in effect at the Company or its Subsidiaries on the date of this Agreement under the Company Benefit Plans set forth under Section 3.19(a) of the Company Disclosure Letter.

(ii)        From the later of the Effective Time and January 1, 2024 through the date that is 12 months following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide Continuing Employees with (A) base salary or hourly wages that are no less favorable than the base salary or hourly wages, as applicable, provided by either (as determined by Parent in its discretion) (1) the Company or its Subsidiaries to the Continuing Employee immediately prior to the Closing Date or (2) Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries; (B) employee benefits (excluding Excluded Arrangements) that are no less favorable than either (as determined by Parent in its discretion) the employee benefits (excluding Excluded Arrangements) (1) in effect at the Company or its Subsidiaries on the date of this Agreement under the Company Benefit Plans set forth under Section 3.19(a) of the Company Disclosure Letter or (2) provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries; and (C) severance benefits that are no less favorable than either (as determined by Parent in its discretion) the severance benefits (1) in effect at the Company or its Subsidiaries on the date of this Agreement under the Company Benefit Plans set forth under Section 3.19(a) of the Company Disclosure Letter or (2) provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries.

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(b) New Plans. Parent and the Surviving Corporation will use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Benefit Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents (to the same extent such conditions, limitations or requirements were met or otherwise not applicable to such Continuing Employee under the Old Plans as of the Effective Time), and any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an Old Plan providing group health benefits during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Termination of Company Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate, or cause to be terminated, any Company Benefit Plan that Parent has requested to be terminated by providing written notice to the Company at least 15 days prior to the Closing Date. In the event that Parent requests termination of a Company Benefit Plan, the Company, or its applicable Subsidiary, shall adopt written resolutions, the form and substance of which shall be satisfactory to Parent, to terminate such Company Benefit Plan, and the Company shall take, or shall cause to be taken, such other actions as are reasonably requested by Parent to effectuate such termination. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Benefit Plans have been terminated.

(d) No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.10 nor any provisions of this Agreement relating to Company Benefit Plans or Continuing Employees will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan or prevent the amendment, modification, suspension or termination thereof or under any other compensation or benefit plan or arrangement after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as establishment of or an amendment of, or undertaking to amend, any Company Benefit Plan or other compensation or benefit plan or arrangement.

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(e) Employee Communications and Consultations. From and after the date hereof until the Closing, the Company shall give Parent the reasonable opportunity to review and comment on any broad-based communications to be distributed to or shared with Service Providers relating to the transactions contemplated by this Agreement or terms of employment (and shall consider and incorporate in good faith any comments so provided by Parent).

Section 6.11     Obligations. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. The Company will take all action necessary to cause its Subsidiaries to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement.

Section 6.12      Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, in each case if and only to the extent that such untruth or inaccuracy would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b) Notification by Parent. During the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, in each case if and only to the extent that such untruth or inaccuracy would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

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Section 6.13      Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, unless the Company Special Committee has made a Company Recommendation Change, the Company and its Representatives, on the one hand, and Parent and Merger Sub and their respective Representatives, on the other hand, will consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger and neither party shall issue any press release or make any public announcement or statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, that to the extent such release or announcement is required by applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company are listed, the party required to make the release, announcement or statement shall use reasonable best efforts to consult with the other Party about, and allow the other Party reasonable time (taking into account the circumstances) to comment on, such release, announcement or statement in advance of such issuance. Notwithstanding the foregoing, neither Parent nor the Company will be obligated to engage in such consultation with respect to communications that are (i) principally directed to its employees, drivers, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication (in which case such communications may be made consistent with such plan); (ii) related to a Superior Proposal or Company Recommendation Change or, in each case, any action taken pursuant thereto; (iii) with respect to any dispute or Legal Proceeding solely among the Parties or their respective Affiliates related to this Agreement or the Transaction Documents; or (iv) substantively consistent with previous public disclosures made by the Parties in compliance with this Section 6.13 and which do not add additional material information not included in such previous disclosure. Parent will not be obligated to engage in such consultation with respect to communications that are principally directed to its existing or prospective equity holders and investors of Parent or its Affiliates, so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication.

Section 6.14      Transaction Litigation.

(a) Notice. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof.

(b) Cooperation. The Company will control the defense of any Transaction Litigation. The Company (i) will (A) give Parent the reasonable opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (B) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (C) consider in good faith Parent’s advice with respect to any Transaction Litigation; and (ii) may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company, and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company shall consider in good faith.

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Section 6.15      Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Class A Common Stock from the NYSE as promptly as practicable after (and not prior to) the Effective Time; and (b) the deregistration of the Company Class A Common Stock pursuant to the Exchange Act as promptly as practicable after (and not prior to) such delisting.

Section 6.16      Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

Section 6.17      Payoff of Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Agreement. Promptly following the Effective Time, the Company will repay and discharge such indebtedness (other than any contingent obligations for which no claim has been asserted) in a manner reasonably acceptable to the parties to the Credit Agreement and Parent.

Section 6.18      Merger Sub Stockholder Consent. Promptly following the execution and delivery of this Agreement (but in any event within 24 hours of the date of this Agreement), the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent simultaneously to the Company) a written consent approving this Agreement and the Merger in accordance with the NRS and the organizational documents of Merger Sub (such adoption and approval, the “Merger Sub Stockholder Approval”).

Section 6.19      FIRPTA Certificate. Prior to the Closing, the Company will deliver to Parent (a) a certificate duly executed by an authorized officer of the Company satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and certifying that the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date and (b) a notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2) to be delivered to the IRS by the Surviving Corporation after the Closing Date.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.1        Conditions to Each Party’s Obligations to Effect the Charter Amendment and the Merger. The respective obligations of Parent, Merger Sub and the Company to effectuate the Charter Amendment and consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law and except with respect to Section 7.1(a), which will not be waivable) at or prior to the Closing of each of the following conditions:

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(a) Requisite Stockholder Approval. The Requisite Stockholder Approval will have been obtained at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c) No Prohibitive Injunctions or Laws. No (i) temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other Order, legal or regulatory restraint or prohibition preventing the consummation of the Charter Amendment or the Merger will be in effect, (ii) action will have been taken by any Governmental Authority of competent jurisdiction and (iii) Law will have been enacted, entered, enforced, or deemed applicable to the Merger, that, in the case of each of the foregoing clauses (i), (ii) or (iii), prevents, materially restrains, materially impairs, or makes illegal the consummation of the Charter Amendment or the Merger, or would otherwise have such effect (any such Order, injunction, restraint, prohibition, action or Law, a “Restraint”).

Section 7.2        Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i)        In General. Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

(ii)        Specified Representations and Warranties. The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.4, Section 3.7(c), Section 3.8(c), Section 3.12(a) and Section 3.26 that (A) are not qualified by a Company Material Adverse Effect qualification will be true and correct in all material respects as of the Closing Date, as if made at and as of the Closing Date (without giving effect to any materiality qualification set forth therein) (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date) and (B) that are qualified by a Company Material Adverse Effect qualification will be true and correct in all respects (without disregarding such Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

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(iii)      Capitalization. The representations and warranties set forth in Section 3.7(a) and Section 3.7(b) will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, subject only to de minimis inaccuracies (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(b) Performance of Covenants and Obligations. The Company will have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement.

Section 7.3        Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.2 will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date and all other representations and warranties in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Parent Material Adverse Effect.

(b) Performance of Covenants and Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

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ARTICLE VIII
TERMINATION

Section 8.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), as follows:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any Restraint has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has materially breached its obligations in this Agreement and such breach has been the primary cause of or primarily resulted in the final non-appealable Restraint;

(c) by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m. on December 20, 2023, (the “Termination Date”); provided, that in the event that at the Termination Date, all of the conditions in Article VII other than Section 7.1(b) or Section 7.1(c) (to the extent that the failure of such condition arises from or relates to Antitrust Laws) have been satisfied (except for those conditions that by their nature are to be satisfied at the Closing) or have been irrevocably waived by Parent and Merger Sub or the Company, as applicable, then either the Company or Parent may, in its respective sole discretion, elect to extend the Termination Date to March 20, 2024, and such date shall become the Termination Date for purposes of this Agreement, by delivering written notice to the other Party no later than the Termination Date; it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in the failure of the Effective Time to have occurred prior to the then-scheduled Termination Date;

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (including any adjournments and postponements thereof) at which a vote is taken on the adoption and approval of this Agreement and the Merger or on the approval of the Charter Amendment;

(e) by Parent if any of the representations or warranties of the Company contained in this Agreement shall have been inaccurate when made or shall have become inaccurate thereafter or the Company has breached or failed to perform any of its obligations or covenants contained in this Agreement, which inaccuracy or breach or failure to perform would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the earlier of (A) 30 days after delivery by Parent to the Company of written notice of such breach or failure to perform, or (B) the Termination Date, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if any of the representations or warranties of the Parent contained in this Agreement shall then be inaccurate or Parent is then in breach in any material respect of any of its covenants or other agreements contained in this Agreement such that the Company would be entitled to terminate pursuant to Section 8.1(g) (disregarding for this purpose whether any applicable cure period required by Section 8.1(g) has been completed);

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(f) by Parent if, prior to the Company obtaining the Requisite Stockholder Approval, the Company Special Committee or the Company Board has effected a Company Recommendation Change;

(g) by the Company if any of the representations or warranties of Parent or Merger Sub contained in this Agreement shall have been inaccurate when made or shall have become inaccurate thereafter or Parent or Merger Sub has breached or failed to perform any of its respective obligations or covenants contained in this Agreement, which inaccuracy, breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the earlier of (A) 30 days after delivery by the Company to Parent of written notice of such breach or failure to perform, or (B) the Termination Date, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if any of the representations or warranties of the Company contained in this Agreement shall then be inaccurate or the Company is then in breach in any material respect of any of its representations, warranties, covenants or other agreements contained in this Agreement such that Parent would be entitled to terminate pursuant to Section 8.1(e) (disregarding for this purpose whether any applicable cure period required by Section 8.1(e) has been completed); or

(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.4 with respect to such Superior Proposal; and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to and in accordance with Section 8.3(b)(iii).

Section 8.2        Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and reasonably detailed facts and circumstances forming the basis for such termination.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, agent or other Representative of such Party) to the other Parties, as applicable, except that Section 6.5(b), Section 8.3, Article IX and this Section 8.2 (and the definitions of all defined terms appearing in such sections) will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement. No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its terms.

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Section 8.3        Fees and Expenses.

(a) General. Except as set forth in Section 6.5(b) and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

(b) Company Payments.

(i)         Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), a “bona fide” Acquisition Proposal shall have been made to the Company, the Company Board or the Company Special Committee or shall have been publicly announced or publicly disclosed; and (C) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction that is subsequently consummated, then the Company shall, concurrently with the earlier of the consummation of such Acquisition Transaction or the entry into a definitive agreement with respect to such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to an account designated by Parent. For purposes of this Section 8.3(b)(i) (other than with respect to clause (B) all references to “15 percent” and “85 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent”).

(ii)        Company Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company shall, within three Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account designated by Parent.

(iii)      Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company shall, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account designated by Parent.

(c) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

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(d) Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, then the Company will pay or cause to be paid to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal or, if not published in The Wall Street Journal, another authoritative source, on the date that such payment or portion thereof was required to be made) through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”).

(e) Sole and Exclusive Remedy. If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is payable pursuant to Section 8.3(b) and the Company Termination Fee is paid, Parent’s receipt of the Company Termination Fee and any Enforcement Expenses to the extent owed will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, any matters forming the basis of such termination, or the failure to consummate the Merger. Following the valid termination of this Agreement pursuant to Section 8.1, including upon payment of the Company Termination Fee and any Enforcement Expenses in a situation in which the Company Termination Fee is payable and is paid, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement, the Transaction Documents and the Confidentiality Agreement or the transactions contemplated by this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising therefrom. Notwithstanding the foregoing, this Section 8.3(e) will not relieve the Company from any liability for any fraud or Willful Breach of this Agreement or pursuant to Section 8.3(a), as applicable.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1        Survival of Representations, Warranties and Covenants and Obligations. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants or obligations that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

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Section 9.2        Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and, subject to Section 9.2(b), will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (except that notice given by email will not be effective unless the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.2 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below:

if to Parent, Merger Sub or the Surviving Corporation to:

Knight-Swift Transportation Holdings Inc.

2002 West Wahalla Lane

Phoenix, Arizona 85027

Attention:          Todd F. Carlson, General Counsel and Secretary

Email:

with copies (which will not constitute notice) to:

Scudder Law Firm, P.C., L.L.O.

411 South 13th Street, Second Floor

Lincoln, NE 68508

Attention:          Mark A. Scudder

Email:

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004

Attention:          Philip Richter

Email:

if to the Company (prior to the Effective Time) to:

U.S. Xpress Enterprises, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

Attention:          Nathan Harwell, EVP, Chief Legal Officer and Corporate Secretary

Email:

with a copy (which will not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street, NE
Suite 1600
Atlanta, GA 30309

Attention:         Erik Belenky; Keith Townsend

Email:

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(b) Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice or (ii) the Business Day after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3        Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Special Committee), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the NRS without receiving such approval. The Company may not take or authorize any such action without the prior approval of the Company Special Committee.

Section 9.4        Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right. The Company may not take any of the actions contemplated by this Section 9.4 without the prior approval of the Company Special Committee.

Section 9.5        Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation or (b) to any of their respective Affiliates. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement. The Company may not take any of the actions contemplated by this Section 9.5 without the prior approval of the Company Special Committee.

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Section 9.6       Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Rollover Agreement, the Support Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated in accordance with its terms.

Section 9.7       No Third-Party Rights. Except as set forth in Section 6.9 and this Section 9.7, the Parties agree that their respective representations, warranties and covenants and obligations set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.9 and this Section 9.7; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock to receive the merger consideration set forth in Article II.

Section 9.8       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.9       Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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(b) Specific Performance.

(i)        Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree unless and until this Agreement is validly terminated in accordance with Section 8.1, that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms of this Agreement, (B) the Parties will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy.

(ii)       No Objections; Cooperation. Subject in all respects to Section 9.9(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

Section 9.10      Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), is governed by and construed in accordance with the Laws of the State of Nevada including its statute of limitations without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause or permit the application of laws including any statute of limitations of any jurisdictions other than those of the State of Nevada.

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Section 9.11      Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated by this Agreement or the actions of any Party in the negotiation, administration, performance and enforcement hereof and thereof (the “Transaction Matters”), for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.11 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to the Transaction Matters; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising out of or relating to the Transaction Matters will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to the Transaction Matters in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.12      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTION MATTERS. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13      Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

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Section 9.14      Non-recourse. In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any party or file or assert any claim with respect to this Agreement or the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Law arising out of or relating to any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement.

Section 9.15      Company Special Committee Matters. Prior to the Effective Time, for all purposes hereunder, the Company shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination in connection with this Agreement, the Rollover Agreement, the Support Agreement and the transactions contemplated hereby and thereby only as directed by the Company Special Committee or its designees, and the Company Board shall not (a) eliminate, revoke or diminish the power or authority of the Company Special Committee or (b) without the approval of the Company Special Committee, remove or cause the removal of any director of the Company Board that is a member of the Company Special Committee as a member of the Company Special Committee.

[Signature page follows.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

By:	/s/ David A. Jackson
Name: David A. Jackson
Title: President and Chief Executive Officer

LIBERTY MERGER SUB INC.

By:	/s/ David A. Jackson
Name: David A. Jackson
Title: President

U.S. XPRESS ENTERPRISES, INC.

By:	/s/ Eric Fuller
Name: Eric Fuller
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Company Charter Amendment Certificate

Attached.

FRANCISCO V. AGUILAR Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT Page 1 of 2 Revised: 12/15/2022 1. Entity information: Name of entity as on file with the Nevada Secretary of State: This form must be accompanied by appropriate fees. Certificate to Accompany Restated Articles or Amended and Restated Articles Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) incorporators board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: The entity name has been amended. The purpose of the entity has been amended. The authorized shares have been amended. Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation. Dissolution Merger Conversion 3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.) 2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6) Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type. Entity or Nevada Business Identification Number (NVID): Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

FRANCISCO V. AGUILAR Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective Date and Date: Time: Time: (Optional) (must not be later than 90 days after the certificate is filed) 5. Information Being Changes to takes the following effect: Changed: (Domestic The entity name has been amended. corporations only) The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary) 6. Signature: (Required) X ____________________________ Signature of Officer or Authorized Signer Title X ____________________________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 12/15/2022

U.S. XPRESS ENTERPRISES, INC.

CERTIFICATE OF AMENDMENT

Annex A

Article III of the Corporation’s Third Amended and Restated Articles of Incorporation is hereby amended by adding the following new Section 3.2(i) thereto:

“(i)           Proposed Transactions. Notwithstanding anything to the contrary in Section 3.2(e) or elsewhere in these Third Amended and Restated Articles of Incorporation or otherwise, to the extent that (x) the Agreement and Plan of Merger, by and among the Corporation, Knight-Swift Transportation Holdings Inc. and Liberty Merger Sub Inc., dated as of March 20, 2023 (the “Merger Agreement”) or the Rollover Agreement, by and among Knight-Swift Transportation Holdings Inc., Liberty Holdings Topco LLC and the other parties thereto, dated as of March 20, 2023 (the “Rollover Agreement”) entered into in connection with the Merger Agreement, or (y) any of the transactions contemplated by the Merger Agreement or the Rollover Agreement (collectively, the “Contemplated Transactions”) or (z) the consideration to be paid to the holders of Class A Common Stock or Class B Common Stock pursuant to the Merger Agreement or the Rollover Agreement (collectively, the “Contemplated Consideration”), are inconsistent with Section 3.2(e) or any provisions thereof, Section 3.2(e) or such provisions thereof, as applicable, shall not apply to the Merger Agreement, the Rollover Agreement, the Contemplated Transactions or the Contemplated Consideration.”

*             *             *             *

A-1 of 1

Exhibit B

Surviving Corporation Articles of Incorporation

Attached.

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

U.S. XPRESS ENTERPRISES, INC.

ARTICLE I

NAME

The name of the corporation is U.S. Xpress Enterprises, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, $0.01 par value.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Fourth Amended and Restated Bylaws of the Corporation (the “Bylaws”). The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE V

LIMITATION OF LIABILITY

To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as may be amended from time to time, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary or other damages for breach of fiduciary duties as a director or officer. No repeal, amendment, or modification of this Article V, nor the adoption of any provision of these Fourth Amended and Restated Articles of Incorporation inconsistent with this Article V, shall directly or indirectly eliminate or reduce the effect of this Article V with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment, modification, or adoption of an inconsistent provision.

ARTICLE VI

INDEMNIFICATION

Section 6.1.           In General. Subject to the case by case determination required to be made under Section 6.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer, of its subsidiaries, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person: (a) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person is liable for a breach of fiduciary duties or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Section 6.2           Derivative Actions. Subject to the case by case determination required to be made under Section 6.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of its subsidiaries, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 6.3.           Case-by-Case Determination. Any indemnification under Sections 6.1 and 6.2 hereof, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1 or 6.2. Such determination shall be made: (a) the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding; (c) if such a quorum of disinterested directors so orders, by independent legal counsel in a written opinion; or (d) if such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

Section 6.4.           Mandatory Indemnification. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 6.1 or 6.2, or in defense of any claim, issue, or matter therein, he or she shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with such defense.

Section 6.5.           Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article VI.

Section 6.6           Other Rights. The indemnification provided by this Article VI does not exclude any other rights to which any director or officer seeking indemnification may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The indemnification provided by this Article VI shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such person. No amendment to repeal of this Article VI shall apply to or have any effect on, the rights of any director or officer under this Article VI which rights come into existence by virtue of acts or omissions of such director or officer occurring prior to such amendment or repeal.

Section 6.7.           Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of its subsidiaries against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 6.8.           Definition of Corporation. For the purposes of this Article VI, references to “the Corporation” include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officer so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of a subsidiary of such constituent corporation, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 6.9.           Definition of Subsidiary. For the purposes of this Article VI, references to a “subsidiary” of a person shall mean (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries of such person; (ii) a partnership of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries of such person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries of such person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

Section 6.10.         Other Definitions. For purposes of this Article VI, references to “other enterprise” shall include employee benefit plans; references to “fine” shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

ARTICLE VII

AMENDMENT

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Fourth Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, or by these Fourth Amended and Restated Articles of Incorporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed these Fourth Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this [•] day of [•], 2023.

U.S. Xpress Enterprises, Inc.

By:
Name:
Title:

[Signature Page to Fourth Amended and Restated Articles of Incorporation]

Exhibit C

Surviving Corporation Bylaws

Attached.

FOURTH AMENDED AND RESTATED

BYLAWS

OF

U.S. XPRESS ENTERPRISES, INC.

Article I

Offices

Section 1.01 Offices. The registered office of U.S. Xpress Enterprises, Inc. (the “Corporation”) shall be National Registered Agents, Inc., 701 South Carson Street, Suite 200, Carson City, Nevada 89701, USA. The name of its registered agent at such address is National Registered Agents, Inc. The Corporation may have other offices, both within and without the State of Nevada, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

Section 1.02 Books and Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method.

Article II

Meetings of the stockholders

Section 2.01 Place of Meetings. Except as otherwise provided in these Fourth Amended and Restated Bylaws (the “Bylaws”), all meetings of the stockholders shall be held on such dates and at such times and places, within or without the State of Nevada, as shall be determined by the Board of Directors and as shall be stated in the notice of the meeting or in waivers of notice thereof. If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Nevada.

Section 2.02 Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting shall be held on such date after the close of the Corporation’s fiscal year, and at such time, as the Board of Directors may from time to time determine.

Section 2.03 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors and shall be called by the president or the secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The officer of the Corporation who has charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Corporation’s Articles of Incorporation (the “Articles of Incorporation”) or these Bylaws, at each meeting of the stockholders, a majority of the outstanding shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Conduct of Meetings. At each meeting of the stockholders, the president or, in his or her absence, any one of the vice presidents, in order of their seniority, shall act as chairman of the meeting. The secretary or, in his or her absence, any person appointed by the chairman of the meeting shall act as secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

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Section 2.09 Voting; Proxies. Unless otherwise required by law or the Articles of Incorporation, the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Articles of Incorporation or these Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 2.10 Written Consent of Stockholders Without a Meeting. Unless otherwise provided in the Articles of Incorporation of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Corporation as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Article III

Board of directors

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Articles of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office. Except as otherwise provided by the Articles of Incorporation of the Corporation, until such time as the Board of Directors determines otherwise, the number of directors shall be no less than one (1). Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, maybe filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chairman. Notice of regular meetings need not be given, except as otherwise required by law.

Section 3.06 Special Meetings. Special meetings of the Board of Directors, for any purpose or purposes, may be called by the president and shall be called by the president or the secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 3.07 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section shall constitute presence in person at such meeting.

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Section 3.08 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.09 hereof other than by mail, or at least three days notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.09 Notices. Subject to Section 3.06, Section 3.08 and Section 3.10 hereof, whenever notice is required to be given to any director by applicable law, the Articles of Incorporation or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.

Section 3.10 Waiver of Notice. Whenever the giving of any notice to directors is required by applicable law, the Articles of Incorporation or these Bylaws, a waiver thereof, given by the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.11 Organization. At each meeting of the Board of Directors, the chairman or, in his or her absence, another director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.12 Quorum of Directors. The presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.13 Action By Majority Vote. Except as otherwise expressly required by these Bylaws, the Articles of Incorporation or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.14 Action Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all of the directors or members of such committee, except to the extent that the consent of a director or committee member is not required by Nevada law, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

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Section 3.15 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

Article IV

Officers

Section 4.01 Positions and Election. The officers of the Corporation shall be elected by the Board of Directors and shall include a president, a treasurer and a secretary. The Board of Directors, in its discretion, may also elect a chairman (who must be a director), one or more vice chairmen (who must be directors) and one or more vice presidents, assistant treasurers, assistant secretaries and other officers. Any individual may be elected to, and may hold, more than one office of the Corporation.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 The President. The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.

Section 4.04 Vice Presidents. Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the chairman of the Board of Directors or the president.

Section 4.05 The Secretary. The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the president. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

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Section 4.06 The Treasurer. The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.07 Duties of Officers May be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Article V

Stock certificates and their transfer

Section 5.01 Certificates Representing Shares. The shares of the Corporation shall not be represented by certificates; provided, that the Board of Directors may provide by resolution or resolutions after the date hereof that some or all of any or all classes or series of stock shall be represented by certificates. Certificates for the Corporation’s capital stock, if any, shall be in such form as required by law and as approved by the Board of Directors. Each certificate, if any, shall be signed in the name of the Corporation by the president or any vice president and by the secretary, the treasurer, any assistant secretary or any assistant treasurer. Any or all of the signatures on a certificate may be a facsimile or other electronic format (e.g., PDF). In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed on any certificate shall have ceased to be such officer, transfer agent or registrar before the certificate shall be issued, the certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 5.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04 Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

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Article VI

Indemnification OF DIRECTORS AND OFFICERS

The Corporation shall indemnify its directors and officers to the maximum extent permitted by the Chapter 78 of the Nevada Revised Statutes, as may be amended from time to time. Indemnification shall be provided unless it is ultimately determined by a court of competent jurisdiction that (i) the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the Corporation and, (ii) with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful. Expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification above and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth herein.

Article VII

General provisions

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 7.03 Voting Shares in Other Corporations. Unless otherwise directed by the Board of Directors, shares in other corporations which are held by the Corporation shall be represented and voted only by the president or by a proxy or proxies appointed by him or her.

Section 7.04 Dividends. Subject to applicable law and the Articles of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Articles of Incorporation.

Section 7.05 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court in and for the County of Clark, State of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the corporation to the corporation or the corporation’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the NRS, the Articles of Incorporation or these Bylaws (as each may be amended from time to time) or as to which the NRS confers jurisdiction on the Eighth Judicial District Court in and for the County of Clark, State of Nevada or (d) any action asserting a claim governed by the internal affairs doctrine or other “internal action” as defined in Section 78.046 of the NRS. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.05.

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Section 7.06 Interpretation. Unless the context of a Section of these Bylaws otherwise requires, the terms used in these Bylaws shall have the meanings provided in, and these Bylaws shall be construed in accordance with, the Nevada statutes relating to private corporations, as found in Chapter 78 of the NRS or any subsequent statute.

Section 7.07 Provisions contrary to Provisions of Law. Any article, section, subsections, subdivision, sentence, clause, or phrase of these Bylaws which is contrary or inconsistent with any applicable provisions of law, will not apply so long as such provisions of law remain in effect, but such result will not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause, or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses, or phrase is or are illegal.

Article VIII

Amendments

Section 8.01 Stockholder Amendments. These Bylaws may be adopted, amended or repealed by the affirmative vote of not less than a majority of the outstanding shares of the Corporation entitled to vote.

Section 8.02 Amendments by Board of Directors. Subject to the right of the stockholders as provided in Section 8.01 of this Article VIII, Bylaws may be adopted, amended or repealed by the Board of Directors.

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